QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.51

$400,000,000

CREDIT AGREEMENT

Dated as of June 13, 2007

among

AMC ENTERTAINMENT HOLDINGS, INC.
as Borrower

and

THE LENDERS PARTY HERETO

and

JPMORGAN CHASE BANK, N.A.
as Administrative Agent

* * *

J.P. MORGAN SECURITIES INC.
as Sole Book Manager and Sole Lead Arranger

i

Section 8.17	Entire Agreement	55
Section 8.18	Confidentiality	55
Section 8.19	Patriot Act Notice	56

Schedules

Schedule I	—	Commitments
Schedule II	—	Lending Offices and Addresses for Notices
Schedule 4.3(a)	—	Ownership of Subsidiaries
Schedule 4.3(b)	—	Borrower Information
Schedule 4.7	—	Litigation
Schedule 4.17	—	Environmental Matters

Exhibits

Exhibit A	—	Form of Assignment and Acceptance
Exhibit B	—	Form of Note
Exhibit C	—	Form of Notice of Borrowing
Exhibit D	—	Form of Opinion of counsel for the Borrower

        CREDIT AGREEMENT, dated as of June 13, 2007, among AMC ENTERTAINMENT HOLDINGS, INC., a Delaware corporation (the "Borrower"), the Lenders, and JPMORGAN CHASE BANK, N.A. ("JPMorgan"), as agent for the Lenders (together with any successor administrative agent appointed pursuant hereto, in such capacity, the "Administrative Agent").

W i t n e s s e t h:

        WHEREAS, the Borrower has requested that the Lenders make available for the purposes specified in this Agreement a term loan facility; and

        WHEREAS, the Lenders are willing to make available to the Borrower such term loan facility upon the terms and subject to the conditions set forth herein;

        NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS

  Section 1.1    Defined Terms

        As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Acquired Indebtedness" of any particular Person means Indebtedness of any other Person existing at the time such other Person merged with or into or became a Subsidiary of such particular Person or assumed by such particular Person in connection with the acquisition of assets from any other Person, and not incurred by such other Person in connection with, or in contemplation of, such other Person merging with or into such particular Person or becoming a Subsidiary of such particular Person or such acquisition.

        "Administrative Agent" has the meaning specified in the preamble to this Agreement.

        "Affected Lender" has the meaning specified in Section 2.17 (Substitution of Lenders).

        "Affiliate" means, with respect to any specified Person:

        (1)   any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person; or

        (2)   any other Person that owns, directly or indirectly, 10% or more of such Person's Capital Stock or any officer or director of any such Person or other Person or with respect to any natural Person, any person having a relationship with such Person by blood, marriage or adoption not more remote than first cousin.

        For the purposes of this definition, "control" when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agent Affiliate" has the meaning specified in Section 7.3 (Posting of Approved Electronic Communications).

        "Agreement" means this Credit Agreement.

        "Alternative Currency" means any lawful currency other than Dollars that is freely transferable into Dollars.

        "AMC" means AMC Entertainment Inc., a Delaware corporation, and any successor thereto.

        "AMC Credit Agreement" means that certain credit agreement, dated as January 26, 2006, among AMC, Grupo Cinemex and Cadena Mexicana de Exhibicion, S.A. de C.V., as borrowers, the lenders and issuers party thereto, Citicorp North America, Inc., as administrative agent, Banco Nacional de Mexico, S.A., Integrante Del Grupo Financiero Banamex, as Mexican facility agent, JPMorgan Chase Bank, N.A., as syndication agent, and Credit Suisse Securities (USA) LLC, Bank of America, N.A. and General Electric Capital Corporation, as co-documentation agents, and any related notes, collateral documents, letters of credit, guarantees and other documents, and any appendices, exhibits or schedules to any of the foregoing, as any or all of such agreements may be amended, restated, modified or supplemented from time to time, together with any extensions, revisions, increases, refinancings, renewals, refundings, restructurings or replacements thereof.

        "Apollo" means (1) Apollo Management IV, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo IV Holders, (2) Apollo Management V, L.P., a Delaware limited partnership, in its capacity as investment manager to the Apollo V Holders, and (3) their Affiliates.

        "Apollo Group" means (1) Apollo, (2) the Apollo Holders, and (3) any Affiliate of Apollo (including the Apollo Holders).

        "Apollo Holders" means (i) Apollo Investment Fund IV, L.P., a Delaware limited partnership ("AIF IV"), and Apollo Overseas Partners IV, L.P., a Cayman Islands exempted limited partnership ("AOP IV" (collectively with AIF IV, the "Apollo IV Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF IV or AOP IV assigns any of their respective interests in or to the preferred stock; and (ii) Apollo Investment Fund V, L.P., a Delaware limited partnership ("AIF V") and Apollo Overseas Partners V, L.P., a Cayman Islands exempted limited partnership ("AOP V") (collectively with AIF V, the "Apollo V Holders")) and any other partnership or entity affiliated with and managed by Apollo to which either AIF V or AOP V assigns any of their respective interests in or to the preferred stock.

        "Applicable Margin" means with respect to Loans maintained as (i) Eurodollar Rate Loans, a rate equal to 5.00% per annum and (ii) Base Rate Loans, a rate equal to 4.00% per annum.

        "Approved Electronic Communications" means each notice, demand, communication, information, document and other material that the Borrower is obligated to, or otherwise chooses to, provide to the Administrative Agent pursuant to any Loan Document or the transactions contemplated therein, including any Financial Statement, financial and other report, notice, request, certificate and other information material.

        "Approved Electronic Platform" has the meaning specified in Section 7.3 (Posting of Approved Electronic Communications).

        "Approved Fund" means any Fund that is advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or Affiliate of an entity that administers or manages a Lender.

        "Arranger" means J.P. Morgan Securities Inc., in its capacity as sole book manager and sole lead arranger.

        "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit A (Form of Assignment and Acceptance).

        "Bain Capital Group" means (i) Bain Capital Holdings (Loews) I, L.P., (ii) Bain Capital AIV (Loews) II, L.P. and (iii) any Affiliates of Bain Capital Holdings (Loews) I, L.P. and Bain Capital AIV (Loews) II, L.P.

        "Bankruptcy Laws" means the bankruptcy laws of the United States and the law of any other jurisdiction relating to bankruptcy, insolvency, winding up, liquidation, reorganization or relief of debtors.

        "Bankruptcy Order" means any court order made in a proceeding pursuant to or within the meaning of any Bankruptcy Law, containing an adjudication of bankruptcy or insolvency, or providing for liquidation, winding up, dissolution or reorganization, or appointing a Custodian of a debtor or of all or any substantial part of a debtor's property, or providing for the staying, arrangement, adjustment or composition of indebtedness or other relief of a debtor.

        "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of the following:

  (a)
  the rate of interest announced publicly by JPMorgan in New York, New York, from time to time, as JPMorgan's base rate; and

  (b)
  0.5% per annum plus the Federal Funds Rate.

        "Base Rate Loan" means any Loan during any period in which it bears interest based on the Base Rate.

        "Board of Directors" means the Board of Directors of the Borrower or any committee of such Board of Directors duly authorized to act under the Loan Agreement.

        "Board Resolution" means a copy of a resolution, certified by the Secretary of the Borrower to have been duly adopted by the Board of Directors and to be in full force and effect on the date of such certification, and delivered to the Administrative Agent.

        "Borrower" has the meaning specified in the preamble to this Agreement.

        "Borrowing" means a borrowing consisting of Loans made on the same day by the Lenders ratably according to their respective Commitments.

        "Business Day" means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law to close in New York City.

        "Capital Stock" of any Person means any and all shares, interests, participations or other equivalents (however designated) of such Person's capital stock, including preferred stock, any rights (other than debt securities convertible into capital stock), warrants or options to acquire such capital stock, whether now outstanding or issued after the date of the Loan Agreement.

        "Capitalized Lease Obligation" of any Person means any obligations of such Person and its Subsidiaries on a consolidated basis under any capital lease or financing lease of a real or personal property which, in accordance with GAAP, has been recorded as a capitalized lease obligation (together with Indebtedness in the form of operating leases entered into by the Borrower or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect).

        "Carlyle Group" means (i) TC Group, L.L.C., (ii) Carlyle Partners III Loews, L.P., (iii) CP II Coinvestment, L.P. and (iv) any Affiliates of TC Group, L.L.C., Carlyle Partners III Loews, L.P. and CP II Coinvestment, L.P.

        "Change of Control" means the occurrence of any of the following:

          (a)   any "person" or "group" as such terms are used in Section 13(d) and 14(d) of the Exchange Act other than one or more Permitted Holders is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have "beneficial ownership" of all shares that any such person or group has the right to acquire, whether such rights is exercisable immediately or only after the passage of time), directly or indirectly, by way of merger, consolidation or other business combination or purchase of 50% or more of the total voting power of the Voting Stock of the Borrower;

          (b)   the adoption of a plan relating to the liquidation or dissolution of the Borrower;

          (c)   the sale, lease, transfer or other conveyance, in one or a series of related transactions, of all or substantially all of the assets of the Borrower and its Subsidiaries, taken as a whole, to any Person other than one or more Permitted Holders; or

          (d)   a change of control under the Senior Discount Note Indenture as in effect on the Closing Date.

        "Change of Control Offer" has the meaning specified in Section 5.11(c).

        "Change of Control Payment Date" has the meaning specified in Section 5.11(c).

        "Closing Date" means the date on which the Loans are initially made.

        "Code" means the U.S. Internal Revenue Code of 1986, as amended.

        "Co-Investors" means Weston Presidio Capital IV, L.P., WPC Entrepreneur Fund II, L.P., SSB Capital Partners (Master Fund) I, L.P., Caisse de Depot et Placement du Quebec, Co-Investment Partners, L.P., CSFB Strategic Partners Holdings II, L.P., CSFB Strategic Partners Parallel Holdings II, L.P., CSFB Credit Opportunities Fund (Employee), L.P., CSFB Credit Opportunities Fund (Helios), L.P., Credit Suisse Anlagestiftung, Pearl Holding Limited, Partners Group Private Equity Performance Holding Limited, Vega Invest (Guernsey) Limited, Alpinvest Partners CS Investments 2003 C.V., Alpinvest Partners Later Stage Co-Investments Custodian II B.V., Alpinvest Partners Later Stage Co-Investments Custodian IIA B.V. and Screen Investors 2004, LLC and their respective Affiliates.

        "Commission" means the U.S. Securities and Exchange Commission.

        "Commitment" means, with respect to any Lender, the commitment of such Lender to make Loans to the Borrower in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on Schedule I (Commitments) as amended to reflect each Assignment and Acceptance executed by such Lender and as such amount may be reduced pursuant to this Agreement, and "Commitments" means the aggregate Commitments of all Lenders.

        "Consolidated EBITDA" means, with respect to any Person for any period, the Consolidated Net Income (Loss) of such Person for such period increased (to the extent deducted in determining Consolidated Net Income (Loss)) by the sum of:

  (a)
  all income taxes of such Person and its Subsidiaries paid or accrued in accordance with GAAP for such period (other than income taxes attributable to extraordinary, unusual or non-recurring gains or losses);

  (b)
  Consolidated Interest Expense of such Person and its Subsidiaries for such period;

  (c)
  depreciation expense of such Person and its Subsidiaries for such period;

  (d)
  amortization expense of such Person and its Subsidiaries for such period including amortization of capitalized debt issuance costs; and

  (e)
  any other non-cash charges of such Person and its Subsidiaries for such period (including non-cash expenses recognized in accordance with Financial Accounting Standard Number 106), all determined on a consolidated basis in accordance with GAAP;

provided, however, that, for purposes of this definition, all transactions involving the acquisition of any Person or motion picture theatre by another Person shall be accounted for on a "pooling of interests" basis and not as a purchase; provided, further, that, solely with respect to calculations of the Consolidated EBITDA Ratio:

    (i)
    Consolidated EBITDA shall include the effects of incremental contributions the Borrower reasonably believes in good faith could have been achieved during the relevant period as a result of a Theatre Completion had such Theatre Completion occurred as of the beginning of the relevant period; provided, however, that such incremental contributions were identified and quantified in good faith in an Officers' Certificate delivered to the Administrative Agent at the time of any calculation of the Consolidated EBITDA Ratio;

    (ii)
    Consolidated EBITDA shall be calculated on a pro forma basis after giving effect to any motion picture theatre or screen that was permanently or indefinitely closed for business at any time on or subsequent to the first day of such period as if such theatre or screen was closed for the entire period; and

    (iii)
    All preopening expense and theatre closure expense which reduced/(increased) Consolidated Net Income (Loss) during any applicable period shall be added to Consolidated EBITDA.

        "Consolidated EBITDA Ratio" of any Person means, for any period, the ratio of Consolidated EBITDA to Consolidated Interest Expense for such period (other than any non-cash Consolidated Interest Expense attributable to any amortization or write-off of deferred financing costs); provided that, in making such computation:

  (a)
  the Consolidated Interest Expense attributable to interest on any Indebtedness computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the date of computation had been the applicable rate for the entire period; and

  (b)
  with respect to any Indebtedness which bears, at the option of such Person, a fixed or floating rate of interest, such Person shall apply, at its option, either the fixed or floating rate.

        "Consolidated Interest Expense" of any Person means, without duplication, for any period, as applied to any Person:

  (a)
  the sum of:

  (i)
  the aggregate of the interest expense on Indebtedness of such Person and its consolidated Subsidiaries for such period, on a consolidated basis, including, without limitation:

  (A)
  amortization of debt discount;

  (B)
  the net cost under Interest Rate Protection Agreements (including amortization of discounts);

  (C)
  the interest portion of any deferred payment obligation; and

  (D)
  accrued interest; plus

  (ii)
  the interest component of the Capital Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its consolidated Subsidiaries during such period, minus

  (b)
  the cash interest income (exclusive of deferred financing fees) of such Person and its consolidated Subsidiaries during such period, in each case as determined in accordance with GAAP consistently applied.

        "Consolidated Net Income (Loss)" of any Person means, for any period, the consolidated net income (or loss) of such Person and its consolidated Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income (loss), by excluding all extraordinary gains or losses (net of reasonable fees and expenses relating to the transaction giving rise thereto) of such Person and its Subsidiaries.

        "Constituent Documents" means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, constitution or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws or operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election or duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person's Capital Stock.

        "Construction Indebtedness" means Indebtedness incurred by the Borrower or its Subsidiaries in connection with the construction of motion picture theatres or screens.

        "Contaminant" means any material, substance or waste that is classified or regulated under any Environmental Law as hazardous, toxic, a contaminant or a pollutant or by other words of similar meaning, including any petroleum or petroleum-derived substance or waste, asbestos and polychlorinated biphenyls.

        "Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any Security issued by such Person or of any agreement, undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound.

        "Covenant Suspension Event" has the meaning specified in Article V (Negative Covenants).

        "Cumulative Credit" means the sum of (without duplication):

  (a)
  (x) Consolidated EBITDA for the Restricted Payments Computation Period (calculated to exclude the impact of any gain or equity in earnings on the sale, redemption or other disposition of the NCM Assets during such Restricted Payments Computation Period), minus (y) 2.0 times Consolidated Interest Expense for the Restricted Payments Computation Period;

  (b)
  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Borrower), received after the Closing Date by the Borrower from the issuance or sale (other than to any of its Subsidiaries) of shares of Capital Stock of the Borrower (other than Redeemable Capital Stock) or warrants, options or rights to purchase such shares of Capital Stock;

  (c)
  the aggregate net proceeds, including the Fair Market Value of property other than cash (as determined by the Board of Directors, whose determination shall be conclusive, except that for any property whose Fair Market Value exceeds $10.0 million such Fair Market Value shall be confirmed by an independent appraisal obtained by the Borrower), received after the Closing Date by the Borrower from debt securities that have been converted into or exchanged for Capital Stock of the Borrower (other than Redeemable Capital Stock) to the extent such debt securities were originally sold for such net proceeds plus the aggregate cash received by the Borrower at the time of such conversion; and

  (d)
  $15.0 million.

        "Currency Hedging Obligations" means the obligations of any Person pursuant to an arrangement designed to protect such Person against fluctuations in currency exchange rates.

        "Custodian" means any receiver, interim receiver, receiver and manager, trustee, assignee, liquidator, sequestrate or similar official under any Bankruptcy Law or any other person with like powers.

        "Default" means any event which is, or after notice or the passage of time or both, would be, an Event of Default.

        "Dollar" and the sign "$" each mean the lawful money of the United States of America.

        "Dollar Equivalent" of any amount means, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in any other Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange quoted by JPMorgan in New York, New York at 11:00 a.m. (New York time) on the date of determination (or, if such date is not a Business Day, the last Business Day prior thereto) to prime banks in New York for the spot purchase in the New York foreign exchange market of such amount of Dollars with such Alternative Currency and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate.

        "Domestic Person" means any "United States person" under and as defined in Section 770l(a)(30) of the Code.

        "Eligible Assignee" means (a) a Lender or an Affiliate or Approved Fund of any Lender, (b) a commercial bank having total assets whose Dollar Equivalent exceeds $5,000,000,000, (c) a finance company, insurance company or any other financial institution or Fund, in each case reasonably acceptable to the Administrative Agent and regularly engaged in making, purchasing or investing in loans or (d) a savings and loan association or savings bank organized under the laws of the United States or any State thereof having a net worth, determined in accordance with GAAP, whose Dollar Equivalent exceeds $250,000,000; provided, however, that the Persons designated by the Borrower in writing to the Administrative Agent on or prior to the Closing Date shall not be deemed an "Eligible Assignee."

        "Environmental Laws" means all applicable Requirements of Law now or hereafter in effect and as amended or supplemented from time to time, relating to pollution or the protection of human health, the environment or natural resources or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems, including the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. § 9601 et seq.); the Hazardous Material Transportation Act, as amended (49 U.S.C. § 5101 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. § 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. § 6901 et seq.); the Toxic Substance Control Act, as amended (15 U.S.C. § 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. § 7401 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. § 1251 et seq.); the Occupational Safety and Health Act, as amended (29 U.S.C. § 651 et seq.); the Safe Drinking Water Act, as amended (42 U.S.C. § 300f et seq.); and each of their state and local counterparts or equivalents and any transfer of ownership notification or approval statute, including the Industrial Site Recovery Act (N.J. Stat. Ann. § 13:1K-6 et seq.).

        "Environmental Liabilities and Costs" means, with respect to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages (but excluding any punitive, consequential or treble damages), costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines and penalties, whether contingent or otherwise, arising under any Environmental Law, Permit, order or agreement with any Governmental Authority or other Person, in each case relating to any environmental, health or safety condition or to any Release or threatened Release and resulting from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries or exposure to any Contaminant.

        "Environmental Lien" means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

        "ERISA" means the United States Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control or treated as a single employer with the Borrower or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code.

        "ERISA Event" means (a) a reportable event described in Section 4043(c)(1), (2), (3), (5), (6), (8) or (9) of ERISA with respect to a Title IV Plan, other than events for which the thirty (30) day notice period has been waived, (b) the withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of the Borrower or any of its Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on the Borrower or any of its Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

        "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board.

        "Eurodollar Base Rate" means, with respect to any Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate ("BBA LIBOR"), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a three-month term; provided, that if such rate is not available at such time for any reason, then the "Eurodollar Base Rate" for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the outstanding Loans, continued or converted by JPMorgan and with a three-month term would be offered by JPMorgan's London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

        "Eurodollar Rate" means, with respect to any Interest Period for any Eurodollar Rate Loan, an interest rate per annum equal to the rate per annum obtained by dividing (a) the Eurodollar Base Rate by (b)(i) a percentage equal to 100% minus(ii) the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the Eurodollar Rate is determined) having a term equal to such Interest Period.

        "Eurodollar Rate Loan" means any Loan that, for an Interest Period, bears interest based on the Eurodollar Rate.

        "Event of Default" has the meaning specified in Section 6.1 (Events of Default).

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Facility" means the Commitments and the provisions herein related to the Loans.

        "Fair Market Value" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

        "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

        "Federal Reserve Board" means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

        "Fee Letter" means the Fee Letter, dated June 4, 2007, addressed to the Borrower from the Arranger and JPMorgan, and accepted by the Borrower on June 4, 2007, with respect to certain fees to be paid from time to time to the Arranger and JPMorgan.

        "Financial Statements" means the financial statements of the Borrower and its Subsidiaries delivered in accordance with Section 5.9 (Reports and Other Information).

        "Fund" means any Person (other than a natural Person) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course.

        "GAAP" means generally accepted accounting principles in the United States, consistently applied.

        "Governmental Authority" means any nation, sovereign or government, any state or other political subdivision thereof and any entity or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any central bank or stock exchange.

        "Grupo Cinemex" means Grupo Cinemex, S.A. de C.V., a corporation organized under the laws of the United Mexican States, and its Subsidiaries.

        "Guarantee" means, with respect to any Person, any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person:

  (a)
  to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise); or

  (b)
  entered into for purposes of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part);

provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guaranteed Indebtedness" of any Person means, without duplication, all Indebtedness of any other Person referred to in the definition of Indebtedness and all dividends of other Persons for the payment of which, in either case, such Person is directly or indirectly responsible or liable as obligor, guarantor or otherwise.

        "Hedging Obligations" of any Person means any Currency Hedging Obligation entered into solely to protect the Borrower or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations and any obligations of such Person pursuant to any Permitted Interest Rate Protection Agreement.

        "HSBC" means HSBC Bank USA, National Association.

        "Incur" means, with respect to any Indebtedness or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however,that a change in GAAP that results in an obligation (including, without limitation, preferred stock, temporary equity, mezzanine equity or similar classification) of such Person that exists at such time, and is not theretofore classified as Indebtedness, becoming Indebtedness shall not be deemed an Incurrence of such Indebtedness; provided further, however, that any Indebtedness or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided further, however, that solely for purposes of determining compliance with Section 5.1 ("Indebtedness"), accrual of interest, the accretion of accreted value, the payment of interest in the form of additional Indebtedness with the same terms, the payment of dividends on Preferred Stock in the form of additional shares of Preferred Stock of the same class, accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies will not be deemed to be an Incurrence of Indebtedness for purposes of this covenant, provided that in the case of Indebtedness sold at a discount, the amount of such Indebtedness Incurred shall at all times be the aggregate principal amount at Stated Maturity.

        "Indebtedness" means, with respect to any Person, without duplication:

  (a)
  all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities Incurred in the ordinary course of business, but including, without limitation, all obligations of such Person in connection with any letters of credit and acceptances issued under letter of credit facilities, acceptance facilities or other similar facilities, now or hereafter outstanding;

  (b)
  all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

  (c)
  all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

  (d)
  every obligation of such Person issued or contracted for as payment in consideration of the purchase by such Person or a Subsidiary of such Person of the Capital Stock or substantially all of the assets of another Person or in consideration for the merger or consolidation with respect to which such Person or a Subsidiary of such Person was a party;

  (e)
  all indebtedness referred to in clauses (1) through (4) above of other Persons and all dividends of other Persons, the payment of which is secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness;

  (f)
  all Guaranteed Indebtedness of such Person;

  (g)
  all obligations under Interest Rate Protection Agreements of such Person;

  (h)
  all Currency Hedging Obligations of such Person;

  (i)
  all Capital Lease Obligations of such Person; and

  (j)
  any amendment, supplement, modification, deferral, renewal, extension or refunding of any liability of the types referred to in clauses (a) through (i) above.

        "Indemnified Matter" has the meaning specified in Section 8.4 (Indemnities).

        "Indemnitee" has the meaning specified in Section 8.4 (Indemnities).

        "Indenture" means the Senior Discount Note Indenture and other indentures, agreements or similar documents evidencing senior or subordinated notes or other debt securities of the Borrower or any of its Subsidiaries.

        "Interest Period" means (a) in the case of the first Interest Period applicable to the Loans, the period commencing on and including the Closing Date and ending on the day immediately preceding September 15, 2007 and (b) in the case of each subsequent Interest Period, the period beginning on the next succeeding day of the last day of the prior Interest Period and ending on the numerically corresponding date in the third month thereafter; provided, however, that such Interest Period with respect to any Loans shall in no case end on a date after the Maturity Date of such Loans.

        "Interest Rate Protection Agreements" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement, option or future contract or other similar agreement or arrangement designed to protect the Borrower or any of its Subsidiaries against fluctuations in interest rates.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

        "IRS" means the Internal Revenue Service of the United States or any successor thereto.

        "J.P. Morgan Partners Group" means (i) J.P. Morgan Partners, LLC and (ii) any Affiliates of J.P. Morgan Partners, LLC.

        "JPMorgan" has the meaning specified in the preamble to this Agreement.

        "Land" of any Person means all of those plots, pieces or parcels of land now owned, leased or hereafter acquired or leased or purported to be owned, leased or hereafter acquired or leased (including, in respect of the Borrower, as reflected in the most recent Financial Statements) by such Person.

        "Lender" means any financial institution or other entity that (a) is listed on the signature pages hereof as a "Lender" or (b) from time to time becomes a party hereto by execution of an Assignment and Acceptance.

        "Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Lending Office" opposite its name on Schedule II (Lending Offices and Addresses for Notices) or on the Assignment and Acceptance by which it became a Lender or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

        "Lien" means any mortgage, lien (statutory or other), pledge, security interest, encumbrance, claim, hypothecation, assignment for security, deposit arrangement or preference or other security agreement of any kind or nature whatsoever. A Person shall be deemed to own subject to a Lien any property which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to Indebtedness of such Person. The right of a distributor to the return of its film held by a Person under a film licensing agreement is not a Lien as used herein. Reservation of title under an operating lease by the lessor and the interest of the lessee therein are not Liens as used herein.

        "Loan" has the meaning specified in Section 2.1(The Commitments).

        "Loan Documents" means, collectively, this Agreement, the Notes (if any), the Fee Letter and each certificate, agreement or document executed by the Borrower and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

        "Marquee" means Marquee Holdings, Inc., a Delaware corporation.

        "Material Adverse Change" means any change, effect, event, circumstance or development, in the aggregate, together with all other changes, effects, events, circumstances or developments, that is or is reasonably likely to have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance or development resulting from (i) general political, economic or financial market conditions or (ii) conditions affecting the Borrower's industry.

        "Material Adverse Effect" means a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries taken as a whole, other than any effect resulting from (i) general political, economic or financial market conditions or (ii) conditions affecting the Borrower's industry.

        "Maturity Date" means the fifth anniversary of the Closing Date.

        "Mexican Credit Agreements" means that certain loan agreement and that certain revolving loan agreement, each dated as of August 16, 2004, among Cadena Mexicana de Exhibicion, S.A. de C.V. as borrower, Grupo Cinemex and the Subsidiaries listed therein, as guarantors, Scotiabank Inverlat, S.A., Institucion de Banca Multiple, Grupo Financiero Scotiabank Inverlat, as syndication agent, and Banco Inbursa, S.A., Institucion de Banca Multiple, Grupo Financiero Inbursa, as administrative agent, documentation agent, collateral agent, bookrunner and lead arranger, and the banks listed therein, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, increased, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or agreements extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

        "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

        "Multiemployer Plan" means a multiemployer plan, as defined in Section 400l(a)(3) of ERISA, to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has, or within the five (5) plan years preceding the date of this Agreement has had, any obligation to contribute.

        "NCM Assets" means the common membership units of National CineMedia, LLC held by the Borrower or any of its Subsidiaries as of the Closing Date and any shares of National CineMedia, Inc. received upon any redemption of such National CineMedia, LLC common membership units.

        "Non-Consenting Lender" has the meaning specified in Section 8.1(e) (Amendments, Waivers, Etc.).

        "Non-Funding Lender" has the meaning specified in Section 2.2 (Borrowing Procedures).

        "Non-Recourse Indebtedness" means Indebtedness as to which:

  (a)
  none of the Borrower or any of its Subsidiaries:

  (i)
  provides credit support (including any undertaking, agreement or instrument which would constitute Indebtedness); or

  (ii)
  is directly or indirectly liable; and

  (b)
  no default with respect to such Indebtedness (including any rights which the holders thereof may have to take enforcement action against the relevant Unrestricted Subsidiary or its assets) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Borrower or its Subsidiaries (other than Non-Recourse Indebtedness) to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity.

        "Non-U.S. Lender" means each Lender (or the Administrative Agent) that is a Non-U.S. Person.

        "Non-U.S. Person" means any Person that is not a Domestic Person.

        "Note" means a promissory note of the Borrower payable to the order of any Lender in a principal amount equal to the amount of the Loan owing to such Lender.

        "Notice of Borrowing" has the meaning specified in Section 2.2 (Borrowing Procedures).

        "Notice of Conversion" has the meaning specified in Section 2.11 (Conversion Option).

        "Obligations" means any principal (including reimbursement obligations and guarantees), premium, if any, interest (including interest accruing on or after the filing of, or which would have accrued but for the filing of, any petition in bankruptcy or for reorganization relating to the Borrower whether or not a claim for post-filing interest is allowed in such proceedings), penalties, fees, expenses, indemnifications, reimbursements, claims for rescission, damages, gross-up payments and other liabilities payable by the Borrower under this Agreement and the other Loan Documents with respect to the Loans or otherwise.

        "Officers" means the Chairman of the Board, any Co-Chairman of the Board, President, the Chief Executive Officer, any Executive Vice President, any Senior Vice President and the Chief Financial Officer of the Borrower.

        "Officers' Certificate" means a certificate signed by two Officers.

        "Other Taxes" has the meaning specified in Section 2.16(b) (Taxes).

        "Patriot Act" means the USA Patriot Act of 2001 (31 U.S.C. 5318 et seq.).

        "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

        "Permit" means any permit, approval, authorization, license, variance or permission required from a Governmental Authority under an applicable Requirement of Law.

        "Permitted Holders" means:

  (a)
  any member of the Apollo Group;

  (b)
  any member of the J.P. Morgan Partners Group;

  (c)
  any member of the Bain Capital Group;

  (d)
  any member of the Carlyle Group;

  (e)
  any member of the Spectrum Group;

  (f)
  any "Co-Investor"; provided that to the extent any Co-Investor acquires securities of the Borrower in excess of the amount of such securities held by such Co-Investor on the Closing Date, such excess securities shall not be deemed to be held by a Permitted Holder; and

  (g)
  any Subsidiary, any employee stock purchase plan, stock option plan or other stock incentive plan or program, retirement plan or automatic reinvestment plan or any substantially similar plan of the Borrower or any Subsidiary or any Person holding securities of the Borrower for or pursuant to the terms of any such employee benefit plan; provided that if any lender or other Person shall foreclose on or otherwise realize upon or exercise any remedy with respect to any security interest in or Lien on any securities of the Borrower held by any Person listed in this clause (g), then such securities shall no longer be deemed to be held by a Permitted Holder.

        "Permitted Interest Rate Protection Agreements" means, with respect to any Person, Interest Rate Protection Agreements entered into in the ordinary course of business by such Person that are designed to protect such Person against fluctuations in interest rates with respect to Permitted Indebtedness and that have a notional amount no greater than the payment due with respect to Permitted Indebtedness hedged thereby.

        "Permitted Liens" means, with respect to any Person:

  (a)
  Liens on the property and assets of the Borrower securing Indebtedness permitted to be Incurred under the Loan Agreement (other than Subordinated Obligations) in an aggregate principal amount not to exceed the sum of (x) $425.0 million and (y) 10% of Total Tangible Assets;

  (b)
  pledges or deposits by such Person under workmen's compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness) or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or United States government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for contested taxes or import or customs duties or for the payment of rent, in each case Incurred in the ordinary course of business;

  (c)
  Liens imposed by law, including carriers', warehousemen's and mechanics' Liens and other similar Liens, on the property of the Borrower, in each case arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due, or are being contested in good faith by appropriate proceedings if a reserve or other appropriate provisions, if any, as shall be required by GAAP shall have been made in respect thereof;

  (d)
  Liens for taxes, assessments or other governmental charges not yet subject to penalties for non-payment or which are being contested in good faith by appropriate proceedings provided appropriate reserves required pursuant to GAAP have been made in respect thereof;

  (e)
  Liens in favor of issuers of surety or performance bonds or letters of credit or bankers' acceptances issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit do not constitute Indebtedness;

  (f)
  encumbrances, ground leases, easements or reservations of, or rights of others for, licenses, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning, building codes or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

  (g)
  Liens securing Hedging Obligations so long as the related Indebtedness is, and is permitted to be under the Loan Agreement, secured by a Lien on the same property securing such Hedging Obligation;

  (h)
  leases, licenses, subleases and sublicenses of assets (including, without limitation, real property and intellectual property rights) which do not materially interfere with the ordinary conduct of the business of the Borrower;

  (i)
  judgment Liens not giving rise to an Event of Default so long as such Lien is adequately bonded and any appropriate legal proceedings which may have been duly initiated for the review of such judgment have not been finally terminated or the period within which such proceedings may be initiated has not expired;

  (j)
  Liens for the purpose of securing the payment of all or a part of the purchase price of, or Capital Lease Obligations, purchase money obligations or other payments Incurred to finance the acquisition, improvement or construction of, assets or property acquired or constructed in the ordinary course of business provided that:

  (i)
  the aggregate principal amount of Indebtedness secured by such Liens is otherwise permitted to be Incurred under the Loan Agreement and does not exceed the cost of the assets or property so acquired or constructed; and

    (ii)
    such Liens are created within 180 days of construction or acquisition of such assets or property and do not encumber any other assets or property of the Borrower other than such assets or property and assets affixed or appurtenant thereto;

  (k)
  Liens arising solely by virtue of any statutory or common law provisions relating to banker's Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution;

  (l)
  Liens arising from Uniform Commercial Code financing statement filings regarding operating leases entered into by the Borrower in the ordinary course of business;

  (m)
  Liens existing on the Closing Date;

  (n)
  Liens on property at the time the Borrower acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower; provided, however, that such Liens are not created, Incurred or assumed in connection with, or in contemplation of, such acquisition; provided further, however, that such Liens may not extend to any other property owned by the Borrower;

  (o)
  Liens securing Indebtedness or other obligations of a Subsidiary owing to the Borrower;

  (p)
  Liens securing the Loans;

  (q)
  Liens securing Indebtedness Incurred to refinance Indebtedness that was previously so secured (other than Liens Incurred pursuant to clauses (a), (t) or (u), provided that any such Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the Indebtedness being refinanced;

  (r)
  any interest or title of a lessor under any Capital Lease Obligation or operating lease;

  (s)
  Liens relating to escrow agreements existing on the Closing Date or future escrow arrangements securing Indebtedness Incurred in accordance with the Loan Agreement;

  (t)
  Liens securing Construction Indebtedness not to exceed $100.0 million; and

  (u)
  Liens securing letters of credit in an amount not to exceed $25.0 million in the aggregate at any one time.

        "Person" any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, estate, unincorporated organization or government or any agency or political subdivision thereof.

        "PIK Payment" has the meaning specified in Section 2.10(b)(i) (Interest Payments).

        "principal amount" means, for any day on which a determination is made, (a) the principal amount of Loans issued on the Closing Date, and (b) increases in the principal amount of the outstanding Loans as a result of PIK Payments.

        "Purchasing Lender" has the meaning specified in Section 8.7 (Sharing of Payments, Etc.).

        'Qualified Equity Issuance" means any public offering, sale or issuance of common stock of the Borrower pursuant to an effective registration statement under the Securities Act, the aggregate Qualified Equity Issuance Net Proceeds of which received by the Borrower after the Closing Date exceed $25.0 million, other than offerings with respect to public offerings of common stock of the Borrower registered on Form S-4 or Form S-8.

        "Qualified Equity Issuance Net Proceeds" means the aggregate cash proceeds received by the Borrower in respect of any Qualified Equity Issuance, net of the direct costs relating to such Qualified Equity Issuance (including legal, accounting and investment banking fees, and brokerage and sale commissions), and any taxes paid or payable as a result thereof.

        "Qualified Equity Issuance Offer" has the meaning specified in Section 5.18(b).

        "Qualified Equity Issuance Payment Date" has the meaning specified in Section 5.18(b)(iii).

        "Ratable Portion" or (other than in the expression "equally and ratably") "ratably" means, with respect to any Lender, the percentage obtained by dividing (a) the Commitment of such Lender by (b) the aggregate

Commitments of all Lenders (or, at any time after the Closing Date, the percentage obtained by dividing the principal amount of such Lender's Loans by the aggregate Loans of all Lenders).

        "Rating Agency" means (1) each of Moody's and S&P and (2) if Moody's or S&P ceases to rate the Loans for reasons outside of the Borrower's control, a "nationally recognized statistical rating organization" within the meaning of Rule 15cs-1(c)(2)(vi)(F) under the Exchange Act selected by the Borrower or any direct or indirect parent of the Borrower as a replacement agency for Moody's or S&P, as the case may be.

        "Real Property" of any Person means the Land of such Person, together with the right, title and interest of such Person, if any, in and to the streets, the Land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefiting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including all alley, vault, drainage, mineral, water, oil and gas rights, together with all of the buildings and other improvements now or hereafter erected on the Land and any fixtures appurtenant thereto.

        "Redeemable Capital Stock" means any Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise, is or upon the happening of an event or passage of time would be required to be redeemed prior to the final Stated Maturity of the Loans or is mandatorily redeemable at the option of the holder thereof at any time prior to such final Stated Maturity (except for any such Capital Stock that would be required to be redeemed or is redeemable at the option of the holder if the issuer thereof may redeem such Capital Stock for consideration consisting solely of Capital Stock that is not Redeemable Capital Stock), or is convertible into or exchangeable for debt securities at any time prior to such final Stated Maturity at the option of the holder thereof.

        "Register" has the meaning specified in Section 2.7(b) (Evidence of Debt).

        "Release" means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration, in each case, of any Contaminant into the indoor or outdoor environment or into or out of any property, including the movement of Contaminants through or in the air, soil, surface water, ground water or property.

        "Remedial Action" means all actions required pursuant to Environmental Law to (a) clean up, remove, treat or in any other way remediate any Contaminant in the indoor or outdoor environment, (b) reasonably prevent the Release or reasonably minimize the further Release so that a Contaminant does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

        "Requirement of Law" means, with respect to any Person, the common law and all federal, state, local and foreign laws, treaties, rules and regulations, orders, judgments, decrees and other determinations of, concessions, grants, franchises, licenses and other Contractual Obligations with, any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

        "Requisite Lenders" means, collectively, (a) on and prior to the Closing Date, Lenders having more than fifty percent (50%) of the aggregate outstanding amount of the Commitments and (b) after the Closing Date, Lenders having more than fifty percent (50%) of the principal amount of all Loans then outstanding. A Non-Funding Lender shall not be included in the calculation of "Requisite Lenders."

        "Restricted Payment" has the meaning specified in Section 5.5 (Restricted Payments).

        "Restricted Payments Computation Period" means the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Closing Date, to the last day of the Borrower's fiscal quarter preceding the date of the applicable proposed Restricted Payment.

        "Reversion Date" has the meaning specified in Article V (Negative Covenants).

        "S&P" means Standard & Poor's Ratings Group or any successor to the rating agency business thereof.

        "Security" means any Capital Stock, Stock Equivalent, voting trust certificate, bond, debenture, note or other evidence of Indebtedness, whether secured, unsecured, convertible or subordinated, or any certificate of interest, share or participation in, any temporary or interim certificate for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing, but shall not include any evidence of the Obligations.

        "Selling Lender" has the meaning specified in Section 8.7 (Sharing of Payments, Etc.).

        "Senior Discount Notes" means Marquee's 12% Senior Discount Notes due 2014 issued pursuant to the Senior Discount Note Indenture in the aggregate principal amount at maturity of $304,000,000 and any additional notes issued pursuant to the Senior Discount Note Indenture which have terms (other than interest rate, issuance price, issuance date, series and title) which are the same as the Senior Discount Note Indenture.

        "Senior Discount Note Indenture" means the Indenture, dated as of August 18, 2004, pursuant to which the Senior Discount Notes were issued, between Marquee and HSBC, as trustee, as amended, supplemented or otherwise modified and in effect from time to time.

        "Significant Subsidiary" means any Subsidiary that would be a "Significant Subsidiary" of the Borrower within the meaning of Rule 1-02 under Regulation S-X promulgated by the Commission.

        "Solvent" means, with respect to any Person as of any date of determination, that, as of such date, (a) the value of the assets of such Person (both at fair value and present fair saleable value) is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such Person, (b) such Person is able to pay all liabilities of such Person as such liabilities mature and (c) such Person does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities shall be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

        "Special Purpose Vehicle" means any special purpose funding vehicle identified as such in writing by any Lender to the Administrative Agent.

        "Spectrum Group" means (i) Spectrum Equity Investors IV, L.P., (ii) Spectrum Equity Investors Parallel IV, L.P., (iii) Spectrum IV Investment Managers' Fund, L.P. and (iv) any Affiliates of Spectrum Equity Investors IV, L.P., Spectrum Equity Investors Parallel IV, L.P. and Spectrum IV Investment Managers' Fund, L.P.

        "Stated Maturity" means, with respect to any Indebtedness, the date specified in the documents governing such Indebtedness as the fixed date on which the final payment of principal of such Indebtedness is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase or repayment of such Indebtedness at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

        "Stock Equivalents" means all securities convertible into or exchangeable for Capital Stock and all warrants, options or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable or exercisable.

        "Subordinated Obligation" means any Indebtedness of the Borrower (whether outstanding on the Closing Date or thereafter Incurred) which is subordinate or junior in right of payment to the Loans pursuant to a written agreement.

        "Subsidiary" of any person means:

  (a)
  any corporation of which more than 50% of the outstanding shares of Capital Stock having ordinary voting power for the election of directors is owned directly or indirectly by such Person; and

  (b)
  any partnership, limited liability company, association, joint venture or other entity in which such Person, directly or indirectly, has more than a 50% equity interest, and, except as otherwise indicated herein, references to Subsidiaries shall refer to Subsidiaries of the Borrower.

        Notwithstanding the foregoing, for purposes hereof, an Unrestricted Subsidiary shall not be deemed a Subsidiary of the Borrower other than for purposes of the definition of "Unrestricted Subsidiary" unless the Borrower shall have designated in writing to the Administrative Agent an Unrestricted Subsidiary as a Subsidiary. A designation of an Unrestricted Subsidiary as a Subsidiary may not thereafter be rescinded.

        "Substitute Institution" has the meaning specified in Section 2.17 (Substitution of Lenders).

        "Substitution Notice" has the meaning specified in Section 2.17 (Substitution of Lenders).

        "Supplemental Indenture" means the Supplemental Indenture to the Senior Discount Note Indenture, dated as of the date hereof, between Marquee and HSBC, as trustee, as amended, supplemented or otherwise modified and in effect from time to time.

        "Suspended Covenants" has the meaning specified in Article V (Negative Covenants).

        "Surviving Entity" has the meaning specified in Section 5.4(a) (Merger, Consolidation or Sale of All or Substantially All Assets).

        "Tax Affiliate" means, with respect to any Person, (a) any Subsidiary of such Person and (b) any Affiliate of such Person with which such Person files or is required to file consolidated, combined or unitary tax returns.

        "Tax Return" has the meaning specified in Section 4.8(a) (Taxes).

        "Taxes" has the meaning specified in Section 2.16(a) (Taxes).

        "Title IV Plan" means a pension plan, other than a Multiemployer Plan, subject to Title IV of ERISA and that is sponsored or maintained by the Borrower or any of its Subsidiaries or any ERISA Affiliate or to which the Borrower or any of its Subsidiaries or any ERISA Affiliate has, or within the five (5) plan years preceding the date of this Agreement has had, any obligation to contribute.

        "Theatre Completion" means any motion picture theatre or screen which was first opened for business by the Borrower or a Subsidiary during any applicable period.

        "Total Tangible Assets" means the total consolidated assets of the Borrower and its Subsidiaries, as shown on the most recent balance sheet of the Borrower, less goodwill, patents, trademarks and other intangible assets as determined in accordance with GAAP.

        "Transactions" means, collectively, (i) the execution, delivery and performance of the Loan Documents and the incurrence of the Loans, (ii) the execution, delivery and performance of the Supplemental Indenture, (iii) the payment by AMC to Marquee, and the subsequent payment by Marquee to Holdings, of a cash dividend in an amount not to exceed $275,000,000 (the "Special Dividend"), (iv) the payment by the Borrower of a dividend or other distribution to its equityholders in an amount not to exceed $675,000,000 (less the amounts referred to in clause (v) of this definition), with proceeds of the Loans and the Special Dividend and (v) the payment of all fees and expenses in connection with the foregoing.

        "Unrestricted Subsidiary" means a Subsidiary of the Borrower designated in writing to the Administrative Agent:

  (a)
  whose properties and assets, to the extent they secure Indebtedness, secure only Non-Recourse Indebtedness;

  (b)
  that has no Indebtedness other than Non-Recourse Indebtedness; and

  (c)
  that has no Subsidiaries.

        "U.S. Lender" means each Lender (or the Administrative Agent) that is a Domestic Person.

        "Voting Stock" of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

        "Weighted Average Life to Maturity" means, as of any date, with respect to any debt security, the quotient obtained by dividing (1) the sum of the products of the number of years from such date to the dates of each successive scheduled principal payment (including any sinking fund payment requirements) of such debt security multiplied by the amount of such principal payment, by (2) the sum of all such principal payments.

        "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person, all of the Capital Stock (other than directors' qualifying shares) or other ownership interests of which shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

        "Withdrawal Liability" means, with respect to the Borrower or any of its Subsidiaries at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

  Section 1.2    Computation of Time Periods

        In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

  Section 1.3    Accounting Terms and Principles

        All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

  Section 1.4    Conversion of Foreign Currencies

        (a)    Indebtedness.    Indebtedness denominated in any currency other than Dollars shall be calculated using the Dollar Equivalent thereof as of the date of the Financial Statements on which such Indebtedness is reflected; provided, however, that for the purposes of determining compliance with Section 5.1 (Indebtedness) hereof with respect to the Incurrence of Indebtedness, such Indebtedness shall be calculated in accordance with the provisions of Section 5.1 (Indebtedness).

        (b)    Dollar Equivalents.    The Administrative Agent shall determine the Dollar Equivalent of any amount as required hereby, and a determination thereof by the Administrative Agent shall be conclusive absent manifest error. The Administrative Agent may, but shall not be obligated to, rely on any determination of the Dollar Equivalent of any amount made by the Borrower in any document delivered to the Administrative Agent. The Administrative Agent may determine or redetermine the Dollar Equivalent of any amount on any date either in its own discretion or upon the request of any Lender.

        (c)    Rounding-Off.    The Administrative Agent may set up appropriate rounding off mechanisms or otherwise round-off amounts hereunder to the nearest higher or lower amount in whole Dollar or cent to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars or in whole cents, as may be necessary or appropriate.

  Section 1.5    Certain Terms

        (a)   The terms "herein," "hereof," "hereto" and "hereunder" and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in, this Agreement.

        (b)   Unless otherwise expressly indicated herein, (i) references in this Agreement to an Exhibit, Schedule, Article, Section, clause or sub-clause refer to the appropriate Exhibit or Schedule to, or Article, Section, clause or sub-clause in this Agreement and (ii) the words "above" and "below", when following a reference to a clause or a sub-clause of any Loan Document, refer to a clause or sub-clause within, respectively, the same Section or clause.

        (c)   Each agreement defined in this Article I shall include all appendices, exhibits and schedules thereto. Unless the prior written consent of the Requisite Lenders is required hereunder for an amendment, restatement, supplement or other modification to any such agreement and such consent is not obtained, references in this Agreement to such agreement shall be to such agreement as so amended, restated, supplemented or modified.

        (d)   References in this Agreement to any statute shall be to such statute as amended or modified from time to time and to any successor legislation thereto, in each case as in effect at the time any such reference is operative.

        (e)   The term "including" when used in any Loan Document means "including without limitation" except when used in the computation of time periods.

        (f)    The terms "Lender," and "Administrative Agent" include, without limitation, their respective successors.

        (g)   Upon the appointment of any successor Administrative Agent pursuant to Section 7.7 (Successor Agent), references to JPMorgan in Section 7.4 (The Administrative Agent Individually) and in the definitions of Base Rate, Dollar Equivalent and Eurodollar Base Rate shall be deemed to refer to the financial institution then acting as the Administrative Agent or one of its Affiliates if it so designates.

ARTICLE II

THE FACILITY

  Section 2.1    The Commitments

        On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make a loan in Dollars (each a "Loan") to the Borrower on the Closing Date in an aggregate principal amount not to exceed such Lender's Commitment. The Loans shall be funded by each Lender to the Administrative Agent for the account of the Borrower on the Closing Date as set forth in Section 2.2(b) below in an amount equal to 99.0% of the stated principal amount of such Lender's Loan. Amounts of Loans repaid or prepaid may not be reborrowed.

  Section 2.2    Borrowing Procedures

        (a)   The Borrowing shall be made on notice given by the Borrower to the Administrative Agent not later than 1:00 p.m. (New York time) three Business Days prior to the date of the proposed Borrowing. The notice shall be in substantially the form of Exhibit C (Form of Notice of Borrowing) (a "Notice of Borrowing"), specifying (A) the date of such proposed Borrowing and (B) the aggregate amount of such proposed Borrowing.

        (b)   The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent's receipt of the Notice of Borrowing with respect to the proposed Borrowing and the applicable interest rate determined pursuant to Section 2.14(a)(Determination of Interest Rate). Each Lender shall, before 11:00 am. (New York time) on the date of the proposed Borrowing, make available to the Administrative Agent at its address referred to in Section 8.8 (Notices, Etc.), in immediately available funds, such Lender's Ratable Portion of such proposed Borrowing. Upon fulfillment (or due waiver in accordance with Section 8.1 (Amendments, Waivers, Etc.)) on the Closing Date, of the applicable conditions set forth Section 3.1 (Conditions Precedent to Loans) and after the Administrative Agent's receipt of such funds, the Administrative Agent shall make such funds available to the Borrower.

        (c)   Unless the Administrative Agent shall have received notice from a Lender prior to the date of the Borrowing that such Lender will not make available to the Administrative Agent such Lender's Ratable Portion of such Borrowing (or any portion thereof), the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Borrowing in accordance with this Section 2.2 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate for the first Business Day and thereafter at the interest rate applicable at the time to the Loans comprising such Borrowing. If such Lender shall repay to the Administrative Agent such corresponding amount, such corresponding amount so repaid shall constitute such Lender's Loan as part of such Borrowing for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have hereunder to the Borrower.

        (d)   The failure of any Lender to make on the date specified any Loan or any payment required by it (such Lender being a "Non-Funding Lender") shall not relieve any other Lender of its obligations to make such Loan or payment on such date but no such other Lender shall be responsible for the failure of any Non-Funding Lender to make a Loan or payment required under this Agreement.

  Section 2.3    [Reserved]

  Section 2.4    [Reserved]

  Section 2.5    [Reserved]

  Section 2.6    Repayment of Loans

        On the Maturity Date, the Borrower shall repay the entire unpaid principal amount of the Loans (which, for the avoidance of doubt, shall equal an aggregate principal amount at maturity of $400,000,000, less any repayments of the principal amount thereof made prior to the Maturity Date, plus any PIK Payment thereon that may be added to the principal amount).

  Section 2.7    Evidence of Debt

        (a)   Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing Indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

        (b)   (i)    The Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain at its address referred to in Section 8.8 (Notices, Etc.) a record of ownership (the "Register") in which the Administrative Agent agrees to register by book entry the Administrative Agent's and each Lender's interest in each Loan, and in the right to receive any payments hereunder and any assignment of any such interest or rights. In addition, the Administrative Agent, acting as agent of the Borrower solely for this purpose and for tax purposes, shall establish and maintain accounts in the Register in accordance with its usual practice in which it shall record (A) the names and addresses of the Lenders, (B) the Commitments of each Lender from time to time, (C) the amount of each Loan made and the Interest Period applicable thereto and (D) the amount of any sum received by the Administrative Agent hereunder from the Borrower, whether such sum constitutes principal or interest (and the type of Loan to which it applies), fees, expenses or other amounts due under the Loan Documents and each Lender's share thereof, if applicable.

    (ii)
    Notwithstanding anything to the contrary contained in this Agreement, the Loans (including the Notes evidencing such Loans) are registered obligations and the right, title, and interest of the Lenders and their assignees in and to such Loans shall be transferable only upon notation of such transfer in the Register. A Note shall only evidence the Lender's or a registered assignee's right, title and interest in and to the related Loan, and in no event is any such Note to be considered a bearer instrument or obligation. This Section 2.7(b) and Section 8.2 shall be construed so that the Loans are at all times maintained in "registered form" within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and any related regulations (or any successor provisions of the Code or such regulations).

        (c)   The entries made in the Register and in the accounts therein maintained pursuant to clauses (a) and (b)above shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of the Borrower to repay the Loans owing by it in accordance with their terms. In addition, the Borrower, the Administrative Agent, the Lenders shall treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. Information contained in the Register with respect to any Lender shall be available for inspection by the Borrower, the Administrative Agent, such Lender at any reasonable time and from time to time upon reasonable prior notice.

        (d)   Notwithstanding any other provision of the Agreement, in the event that any Lender requests that the Borrower execute and deliver a promissory note or notes payable to such Lender in order to evidence the Indebtedness owing to such Lender by the Borrower hereunder, the Borrower shall promptly execute and deliver a Note or Notes to such Lender evidencing any Loans, as the case may be, of such Lender, substantially in the form of Exhibit B (Form of Note).

  Section 2.8    Optional Prepayments

        (a)   The Borrower may, upon at least three Business Days' prior notice to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Loans at the prepayment prices specified below, in whole or in part, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that if any prepayment of the Loans are made by the Borrower other than on the last day of an Interest Period for the Loans, the Borrower shall also pay any amounts owing pursuant to Section 2.14(e) (Breakage Costs). Each partial prepayment of Loans shall be in an aggregate amount not less than $1,000,000 or integral multiples of $500,000 in excess thereof. Upon the giving of such notice of prepayment, the principal amount of the Loans specified to be prepaid shall become due and payable on the date specified for such prepayment at the following prepayment prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, pursuant to the terms below:

PERIOD	PREPAYMENT PRICE
After the Closing Date but on or prior to the 12-month anniversary of the Closing Date	100.000%
After the 12-month anniversary of the Closing Date but on or prior to the 24-month anniversary of the Closing Date	102.000%
After the 24-month anniversary of the Closing Date but on or prior to the 36-month anniversary of the Closing Date	101.000%
Thereafter	100.000%

        (b)   Notwithstanding anything to the contrary contained in this Agreement, the Borrower may rescind any notice of prepayment under Section 2.8(a) if such prepayment would have resulted from a refinancing of the Facility, which refinancing shall not be consummated or shall otherwise be delayed.

        (c)   No Borrower shall have the right to prepay the principal amount of any Loan other than as provided in this Section 2.8.

  Section 2.9    Mandatory Prepayments

        (a)    Change of Control Offer.    On the Change of Control Payment Date, if the Change of Control shall have occurred, the Borrower will, to the extent lawful, prepay all Loans properly tendered pursuant to the Change of Control Offer, at a prepayment price in cash equal to (i) 100% of the principal amount thereof if such Change of Control occurs on or prior to the 12-month anniversary of the Closing Date or (ii) 101% of the principal amount thereof if such Change of Control occurs after the 12-month anniversary of the Closing Date, in each case plus accrued and unpaid interest, if any, to the date of prepayment.

        (b)    Qualified Equity Issuance Offer.    On the Qualified Equity Issuance Payment Date, if the Qualified Equity Issuance shall have occurred, the Borrower will, to the extent lawful, prepay the maximum principal amount of Loans properly tendered that may be purchased out of any Qualified Equity Issuance Net Proceeds at a prepayment price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment. If Lenders holding Loans with an aggregate principal amount in excess of the amount the Borrower is required to prepay elect to have their Loans prepaid, the principal amount of the Loans to be prepaid will be determined pro rata based on the aggregate principal amount of such Loans.

  Section 2.10    Interest

        (a)    Rate of Interest.

    (i)
    Subject only to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), all Loans shall be Eurodollar Rate Loans.

    (ii)
    All Loans and the outstanding amount of all other Obligations shall bear interest, in the case of Loans, on the unpaid principal amount thereof from the date such Loans are made (or added to the principal amount in the case of any PIK Payment) and, in the case of such other Obligations, from the date such other Obligations are due and payable until, in all cases, paid in full, as follows:

              (A)  if a Eurodollar Rate Loan, at a rate per annum equal to the sum of (1) the Eurodollar Rate determined for the applicable Interest Period and (2) the Applicable Margin; and

              (B)  if a Base Rate Loan or such other Obligation, at a rate per annum equal to the sum of (1) the Base Rate as in effect from time to time and (2) the Applicable Margin.

        (b)    Interest Payments.

              (i)  Interest on the Loans will accrue in arrears, in accordance with clause (a) above, and be payable on each March 15, June 15, September 15, and December 15, beginning September 15, 2007 by adding such interest for the applicable Interest Period to the principal amount of the outstanding Loans (each such payment, a "PIK Payment").

             (ii)  Accrued and unpaid interest on each Loan shall be payable in cash (A) upon the payment or prepayment thereof in full or in part on the principal amount paid or prepaid and (B) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

            (iii)  Interest accrued on the amount of all other Obligations shall be payable on demand from and after the time such Obligation becomes due and payable (whether by acceleration or otherwise).

        (c)   Notwithstanding anything to the contrary herein, the Borrower shall pay interest on overdue principal at the rate specified in clause (a)(ii) above plus 1% per annum.

  Section 2.11    Conversion Option

        (a)   In the event that the Loans have been converted into Base Rate Loans pursuant to clause (b) or clause (d) of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), and the Administrative Agent has subsequently transmitted the requisite notices under clause (b) or clause (d), as applicable, that the circumstances causing such conversion no longer exist, then the Borrower may elect at any time on any Business Day to convert any such Base Rate Loans or any portion thereof back into Eurodollar Rate Loans; provided, however, that the aggregate amount of the Eurodollar Rate Loans for each Interest Period must be in the amount of at least $1,000,000 or an integral multiple of $500,000 in excess thereof. Each conversion shall be allocated among the Loans of each Lender in accordance with such Lender's Ratable Portion. Each such election shall be made by giving the Administrative Agent at least three Business Days' prior written notice (a "Notice of Conversion") specifying (A) the amount of Loan being converted, (B) the applicable Interest Period and (C) the date of such conversion.

        (b)   The Adminstrative Agent shall promptly notify each applicable Lender of its receipt of a Notice of Conversion and of the options selected therein. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurodollar Rate Loans shall be permitted at any time at which conversion into a Eurodollar Rate Loan would violate any other provision of Section 2.14 (Special Provisions Governing Eurodollar Rate Loans). Each Notice of Conversion shall be irrevocable.

  Section 2.12    Fees

        The Borrower has agreed to pay to the Administrative Agent and the Arranger fees, the amount and dates of payment of which are embodied in the Fee Letter.

  Section 2.13    Payments and Computations

        (a)   The Borrower shall make each payment hereunder (including fees and expenses) not later than 2:00 p.m. (New York time) on the day when due in Dollars to the Administrative Agent at its address referred to in Section 8.8 (Notices, Etc.)in immediately available funds without set off or counterclaim. The Administrative Agent shall promptly thereafter cause to be distributed immediately available funds relating to the payment of principal, interest or fees to the applicable Lenders, in accordance with the application of payments set forth in clause (f) or (g) below, as applicable, for the account of their respective Lending Offices; provided, however, that amounts payable pursuant to Section 2.15 (Capital Adequacy), Section 2.16 (Taxes) or Section 2.14(c) or (d) (Special Provisions Governing Eurodollar Rate Loans) shall be paid only to the affected Lender or Lenders. Payments received by the Administrative Agent after 2:00 p.m. (New York time) shall be deemed to be received on the next Business Day.

        (b)   All computations of interest and of fees shall be made by the Administrative Agent on the basis of a year of 360 days (or 365/366 days in the case of Obligations bearing interest at the Base Rate), in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest and fees are payable. Each determination by the Administrative Agent of a rate of interest hereunder shall be conclusive and binding for all purposes, absent manifest error.

        (c)   In lieu of making any payment permitted or required under this Agreement other than on the last day of the Interest Period therefor so long as no Default or Event of Default shall have occurred and be continuing, the Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Loan to be prepaid and such Loan shall be repaid on the last day of the Interest Period therefor in the required amount; provided that interest in respect of such Loan shall continue to accrue at the rate provided hereunder until such amount shall have been applied in full to prepay the Loans. Such deposit shall be held by the Administrative Agent in an escrow account established on terms reasonably satisfactory to the Administrative Agent. Such deposit shall constitute cash collateral for the Loans; provided that the Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.10 (Interest); provided, further, that while a Default or Event of Default has occurred and is continuing, the Administrative Agent may apply such deposit to make the applicable payment required under this Agreement.

        (d)   Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be; provided, however, that if such extension would cause payment of interest on or principal of any Eurodollar Rate Loan to be made in the next calendar month, such payment shall be made on the immediately preceding Business Day. All repayments of any Loans shall be applied to repay such Loans outstanding as Base Rate Loans or Eurodollar Rate Loans as notified by the Borrower to the Administrative Agent in writing (which writing may be by telecopy) not later than 1:00 p.m. (New York time) one Business Day prior to the scheduled date of such payment; provided, however, that if the Borrower fails to so notify the Administrative Agent, such payment shall be applied first, to repay such Loans outstanding as Base Rate Loans and then, to repay such Loans outstanding as Eurodollar Rate Loans.

        (e)   Unless the Administrative Agent shall have received notice from the Borrower to the Lenders prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each applicable Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have made such payment in full to the Administrative Agent, each applicable Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon (at the Federal Funds Rate for the first Business Day and thereafter, at the rate applicable to Base Rate Loans) for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent.

        (f)    Except for payments and other amounts received by the Administrative Agent and applied in accordance with the provisions of clause (g) below, all payments and any other amounts received by the Administrative Agent from or for the benefit of the Borrower shall be applied as follows: first, to pay principal of, and interest on, any portion of the Loans the Administrative Agent may have advanced pursuant to the express provisions of this Agreement on behalf of any Lender, for which the Administrative Agent has not then been reimbursed by such Lender or the Borrower, second, to pay all other Obligations then due and payable and third, as the Borrower so designates. Payments in respect of the Loans received by the Administrative Agent shall be distributed to each Lender in accordance with such Lender's Ratable Portion of the Loans; and all payments of fees and all other payments in respect of any other Obligation shall be allocated among such of the Lenders as are entitled thereto and, for such payments allocated to the Lenders, in proportion to their respective Ratable Portions.

        (g)   The Borrower hereby irrevocably waives the right to direct the application of any and all payments in respect of the Obligations after the occurrence and during the continuance of an Event of Default and agrees that, notwithstanding the provisions of clause (f) above, the Administrative Agent may, and, upon either (A) the written direction of the Requisite Lenders or (B) the acceleration of the Obligations pursuant to Section 6.2 (Remedies) shall, apply all payments in respect of any Obligations in the following order:

            (i)  first, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Administrative Agent;

           (ii)  second, to pay Obligations in respect of any expense reimbursements or indemnities then due to the Lenders;

          (iii)  third, to pay Obligations in respect of any fees then due to the Administrative Agent and the Lenders;

          (iv)  fourth, to pay interest then due and payable in respect of the Loans;

           (v)  fifth, to pay or prepay principal amounts on the Loans; and

          (vi)  sixth, to the ratable payment of all other Obligations;

provided, however, that if sufficient funds are not available to fund all payments to be made in respect of any Obligation described in any of clauses (i), (ii), (iii), (iv), (v) and (vi) above, the available funds being applied with respect to any such Obligation (unless otherwise specified in such clause) shall be allocated to the payment of such Obligation ratably, based on the proportion of the Administrative Agent's or Lender's interest in the aggregate outstanding Obligations described in such clauses. The order of priority set forth in clauses (i), (ii), (iii), (iv), (v) and (vi) above may at any time and from time to time be changed by the agreement of the Requisite Lenders without necessity of notice to or consent of or approval by the Borrower or by any other Person that is not a Lender. The order of priority set forth in clauses (i) and (ii) above may be changed only with the prior written consent of the Administrative Agent in addition to that of the Requisite Lenders.

  Section 2.14    Special Provisions Governing Eurodollar Rate Loans

        (a)    Determination of Interest Rate

        The Eurodollar Rate for each Interest Period for Eurodollar Rate Loans shall be determined by the Administrative Agent pursuant to the procedures set forth in the definition of "Eurodollar Rate." The Administrative Agent's determination shall be presumed to be correct absent manifest error and shall be binding on the Borrower.

        (b)    Interest Rate Unascertainable, Inadequate or Unfair

        In the event that (i) the Administrative Agent determines that adequate and fair means do not exist for ascertaining the applicable interest rates by reference to which the Eurodollar Rate then being determined is to be fixed or (ii) the Requisite Lenders notify the Administrative Agent that the Eurodollar Rate for any Interest Period will not adequately reflect the cost to the Lenders of making or maintaining such Loans in the applicable currency for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon each Eurodollar Rate Loan shall automatically, on the last day of the current Interest Period for such Loan, convert into a Base Rate Loan and the obligations of the Lenders to make Eurodollar Rate Loans or to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended until the Administrative Agent shall notify the Borrower that the Requisite Lenders have determined that the circumstances causing such suspension no longer exist.

        (c)    Increased Costs

        If at any time any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate) or the compliance by such Lender with any guideline, request or directive from any central bank or other Governmental Authority (whether or not having the force of law), shall have the effect of increasing the cost to such Lender (except with respect to Taxes, which shall be governed by Section 2.16) of agreeing to make or making, funding or maintaining any Eurodollar Rate Loans, then the Borrower shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error.

        (d)    Illegality

        Notwithstanding any other provision of this Agreement, if any Lender determines that the introduction of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its applicable Lending Office to make Eurodollar Rate Loans or to continue to fund or maintain Eurodollar Rate Loans, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (i) the obligation of such Lender to make or to continue Eurodollar Rate Loans and to convert Base Rate Loans into Eurodollar Rate Loans shall be suspended, and each such Lender shall make a Base Rate Loan as part of any requested Borrowing of Eurodollar Rate Loans and (ii) if the affected Eurodollar Rate Loans are then outstanding, the applicable Borrower shall immediately convert each such Loan into a Base Rate Loan. If, at any time after a Lender gives notice under this clause (d), such Lender determines that it may lawfully make Eurodollar Rate Loans, such Lender shall promptly give notice of that determination to the Borrower and the Administrative Agent, and the Administrative Agent shall promptly transmit the notice to each other Lender. The Borrower's right to request, and such Lender's obligation, if any, to make Eurodollar Rate Loans, or convert Base Rate Loans into Eurodollar Rate Loans, shall be thereupon restored.

        (e)    Breakage Costs

        In addition to all amounts required to be paid by the Borrower pursuant to Section 2.10 (Interest), the Borrower shall compensate each Lender, upon written request, for all losses, expenses and liabilities (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Lender's Eurodollar Rate Loans to the Borrower but excluding any loss of the Applicable Margin on the relevant Loans) that such Lender may sustain (i) if for any reason (other than solely by reason of such Lender being a Non-Funding Lender) a proposed Borrowing or conversion into Eurodollar Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or a Notice of Conversion given by the Borrower or in a telephonic request by it for borrowing or conversion after notice therefor is given pursuant to Section 2.11 (Conversion Option), (ii) if for any reason any Eurodollar Rate Loan is prepaid on a date that is not the last day of the applicable Interest Period, (iii) as a consequence of a required conversion of a Eurodollar Rate Loan to a Base Rate Loan as a result of any of the events indicated in clause (d) above or (iv) as a consequence of any failure by the Borrower to repay Eurodollar Rate Loans when required by the terms hereof. The Lender making demand for such compensation shall deliver to the Borrower concurrently with such demand a written statement as to such losses, expenses and liabilities, and this statement shall be conclusive and binding for all purposes as to the amount of compensation due to such Lender, absent manifest error.

  Section 2.15    Capital Adequacy

        If at any time any Lender determines that (a) the adoption of, or any change in or in the interpretation of, any law, treaty or governmental rule, regulation or order after the date of this Agreement regarding capital adequacy, (b) compliance with any such law, treaty, rule, regulation or order or (c) compliance with any guideline or request or directive from any central bank or other Governmental Authority (whether or not having the force of law) shall have the effect of reducing the rate of return on such Lender's (or any corporation controlling such Lender's) capital as a consequence of its obligations hereunder to a level below that which such Lender or such corporation could have achieved but for such adoption, change, compliance or interpretation, then, upon demand from time to time by such Lender (with a copy of such demand to the Administrative Agent), the Borrower shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error.

  Section 2.16    Taxes

        (a)   Except as otherwise provided in this Section 2.16, any and all payments by the Borrower under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding (i) in the case of each Lender and the Administrative Agent (A) taxes measured by its net income, branch profits and franchise taxes imposed on it, and similar taxes imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent (as the case may be) is organized, (B) any U.S. withholding taxes payable with respect to payments under the Loan Documents under laws (including any statute, treaty or regulation) in effect at the time a Lender becomes a party hereto or designates a new Lending Office, but not excluding any U.S. withholding taxes payable to the extent such Lender or its assignor (if any) was entitled, at the time of assignment or designation of a new Lending Office, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to this Section 2.16 and (C) any withholding taxes attributable to a Lender's failure to comply with Section 2.16(f), and (ii) in the case of each Lender, except to the extent arising solely as a result of entering into this Agreement, taxes measured by its net income, branch profits and franchise taxes imposed on it as a result of a present or former connection between such Lender and the jurisdiction of the Governmental Authority imposing such tax or any taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Taxes shall be required by law to be deducted from or in respect of any sum payable under any

Loan Document to any Lender or the Administrative Agent (w) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.16), such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (x) the Borrower shall make such deductions, (y) the Borrower shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law and (z) the Borrower shall deliver to the Administrative Agent evidence of such payment.

        (b)   In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction, and all liabilities with respect thereto, in each case arising from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

        (c)   The Borrower shall indemnify each Lender and the Administrative Agent for the full amount of Taxes and Other Taxes (including any Taxes and Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.16) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including for penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor, which demand shall include reasonable supporting documentation of the imposition of such Taxes or Other Taxes.

        (d)   Within 30 days after the date of any payment of Taxes or Other Taxes by the Borrower, the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 8.8 (Notices, Etc.), the original or a certified copy of a receipt evidencing payment thereof.

        (e)   Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.16 shall survive the payment in full of the Obligations.

        (f)    (i)    Each Non-U.S. Lender that is entitled to an exemption from U.S. withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall (v) on or prior to the Closing Date in the case of each Non-U.S. Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such Non-U.S. Lender becomes a Lender or the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of each of the following, as applicable:

            (A)  Form W-8ECI (claiming exemption from U.S. withholding tax because the income is effectively connected with a U.S. trade or business) or any successor form;

            (B)  Form W-8BEN (claiming exemption from, or a reduction of, U.S. withholding tax under an income tax treaty) or any successor form;

            (C)  in the case of a Non-U.S. Lender claiming exemption under Sections 871(h) or 881(c) of the Code, a Form W-8BEN (claiming exemption from U.S. withholding tax under the portfolio interest exemption) or any successor form; or

            (D)  any other applicable form, certificate or document prescribed by the IRS certifying as to such Non-U.S. Lender's entitlement to such exemption from U.S. withholding tax or reduced rate with respect to all payments to be made to such Non-U.S. Lender under the Loan Documents.

           (ii)  Unless the Borrower and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments under any Loan Document to or for a Lender are not subject to U.S. withholding tax or are subject to U.S. withholding tax at a rate reduced by an applicable tax treaty, the Borrower and the Administrative Agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate and pay over such amounts to the applicable taxing authority. If the Borrower and the Administrative Agent have received forms or other documents indicating that payments under any Loan Document to or for a Non-U.S. Lender are subject to U.S. withholding tax at a rate reduced by an applicable tax treaty, the Borrower and the Administrative Agent shall withhold amounts at such reduced rate and pay over such amounts to the applicable taxing authority.

          (iii)  Each U.S. Lender shall (v) on or prior to the Closing Date in the case of each U.S. Lender that is a signatory hereto, (w) on or prior to the date of the Assignment and Acceptance pursuant to which such U.S. Lender becomes a Lender or on or prior to the date a successor Administrative Agent becomes the Administrative Agent hereunder, (x) on or prior to the date on which any such form or certification expires or becomes obsolete, (y) after the occurrence of any event requiring a change in the most recent form or certification previously delivered by it to the Borrower and the Administrative Agent, and (z) from time to time if requested by the Borrower or the Administrative Agent, provide the Administrative Agent and the Borrower with two completed originals of Form W-9 (certifying that such U.S. Lender is entitled to an exemption from U.S. backup withholding tax) or any successor form. Solely for purposes of this Section 2.16(f), a U.S. Lender shall not include a Lender or an Administrative Agent that may be treated as an exempt recipient based on the indicators described in Treasury Regulation section 1.6049-4(c)(1)(ii).

        (g)   Any Lender claiming any additional amounts payable pursuant to this Section 2.16 shall use its reasonable efforts (consistent with its internal policies and Requirements of Law) to change the jurisdiction of its Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that would be payable or may thereafter accrue and would not, in the sole determination of such Lender, be otherwise disadvantageous to such Lender.

  Section 2.17    Substitution of Lenders

        (a)   In the event that (i)(A) any Lender makes a claim under Section 2.14(c) (Increased Costs) or Section 2.15 (Capital Adequacy), (B) it becomes illegal for any Lender to continue to fund or make any Eurodollar Rate Loan and such Lender notifies the Borrower pursuant to Section 2.14(d) (Illegality), (C) the Borrower is required to make any payment pursuant to Section 2.16 (Taxes) that is attributable to a particular Lender or (D) any Lender becomes a Non-Funding Lender, (ii) in the case of clause (i)(A) above, as a consequence of increased costs in respect of which such claim is made, the effective rate of interest payable to such Lender under this Agreement with respect to its Loans materially exceeds the effective average annual rate of interest payable to the Requisite Lenders under this Agreement and (iii) in the case of clause (i)(A),(B) and (C) above, Lenders holding at least 75% of the Commitments are not subject to such increased costs or illegality, payment or proceedings (any such Lender, an "Affected Lender"), the Borrower may substitute any Lender and, if reasonably acceptable to the Administrative Agent, any other Eligible Assignee (a "Substitute Institution") for such Affected Lender hereunder, after delivery of a written notice (a "Substitution Notice") by the Borrower to the Administrative Agent and the Affected Lender within a reasonable time (in any case not to exceed 90 days) following the occurrence of any of the events described in clause (i) above that the Borrower intends to make such substitution; provided, however, that, if more than one Lender claims increased costs, illegality or right to payment arising from the same act or condition and such claims are received by the Borrower within 30 days of each other, then the Borrower may substitute all, but not (except to the extent the Borrower have already substituted one of such Affected Lenders before Borrower's receipt of the other Affected Lenders' claim) less than all, Lenders making such claims.

        (b)   If the Substitution Notice was properly issued under this Section 2.17, the Affected Lender shall sell, and the Substitute Institution shall purchase, all rights and claims of such Affected Lender under the Loan Documents and the Substitute Institution shall assume, and the Affected Lender shall be relieved of, the Affected Lender's Commitments and all other prior unperformed obligations of the Affected Lender under the Loan Documents (other than in respect of any damages (which pursuant to Section 8.5, do not include exemplary or punitive damages, to the extent permitted by applicable law) in respect of any such unperformed obligations). Such purchase and sale (and the corresponding assignment of all rights and claims hereunder) shall be recorded in the Register maintained by the Administrative Agent and shall be effective on (and not earlier than) the later of (i) the receipt by the Affected Lender of its Ratable Portion of the Loans, together with any other Obligations owing to it, (ii) the receipt by the Administrative Agent of an agreement in form and substance satisfactory to it and the Borrower whereby the Substitute Institution shall agree to be bound by the terms hereof and (iii) the payment in full to the Affected Lender in cash of all fees, unreimbursed costs and expenses and indemnities accrued and unpaid through such effective date. Upon the effectiveness of such sale, purchase and assumption, the Substitute Institution shall become a "Lender" hereunder for all purposes of this Agreement having a Commitment in the amount of such Affected Lender's Commitment assumed by it and such Commitment of the Affected Lender shall be terminated; provided, however, that all indemnities under the Loan Documents shall continue in favor of such Affected Lender.

        (c)   Each Lender agrees that, if it becomes an Affected Lender and its rights and claims are assigned hereunder to a Substitute Institution pursuant to this Section 2.17, it shall execute and deliver to the

Administrative Agent an Assignment and Acceptance to evidence such assignment, together with any Note (if such Loans are evidenced by a Note) evidencing the Loans subject to such Assignment and Acceptance; provided, however, that the failure of any Affected Lender to execute an Assignment and Acceptance shall not render such assignment invalid.

ARTICLE III

CONDITIONS TO LOANS

  Section 3.1 Conditions Precedent to Loans

        The obligation of each Lender to make the Loans requested to be made by it on the Closing Date is subject to the satisfaction or due waiver in accordance with Section 8.1 (Amendments, Waivers, Etc.) of each of the following conditions precedent:

        (a)    Certain Documents.    The Administrative Agent shall have received on or prior to the Closing Date (and, in respect of the Notice of Borrowing for the Loans, at least three Business Days prior to the Closing Date) each of the following, each dated the Closing Date unless otherwise indicated or agreed to by the Administrative Agent, in form and substance reasonably satisfactory to the Administrative Agent and in sufficient copies for each Lender:

            (i)  this Agreement, duly executed and delivered by the Borrower and, for the account of each Lender requesting the same, a Note of the Borrower conforming to the requirements set forth herein;

           (ii)  a favorable opinion of O'Melveny & Myers LLP, counsel to the Borrower, in substantially the form of Exhibit D (Form of Opinion of counsel for the Borrower), addressed to the Administrative Agent and the Lenders and addressing such other matters as any Lender through the Administrative Agent may reasonably request;

          (iii)  a copy of the certificate of incorporation (or equivalent Constituent Document) of the Borrower, certified as of a recent date by the Secretary of State of the state of organization of the Borrower, together with a certificate of such official attesting to the good standing of the Borrower;

          (iv)  a certificate of the Secretary or an Assistant Secretary of the Borrower certifying (A) the names and true signatures of each officer of the Borrower that has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of the Borrower, (B) the by-laws (or equivalent Constituent Document) of the Borrower as in effect on the date of such certification, (C) the resolutions of the Borrower's Board of Directors (or equivalent governing body) approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party and (D) that there have been no changes in the certificate of incorporation (or equivalent Constituent Document) of the Borrower from the certificate of incorporation (or equivalent Constituent Document) delivered pursuant to clause (iii) above;

           (v)  a certificate of the Chief Financial Officer of the Borrower, stating that the Borrower and its Subsidiaries are Solvent on a consolidated basis, after giving effect to the Loans and the other Transactions, the application of the proceeds thereof and the payment of all estimated legal, accounting and other fees related hereto and thereto;

          (vi)  a certificate of an Officer of the Borrower, in form and substance reasonably satisfactory to the Administrative Agent, to the effect that:

            (A)  the representations and warranties set forth in Article IV (Representations and Warranties) shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date;

            (B)  no Default or Event of Default under the Loan Documents shall have occurred and be continuing; and

            (C)  no change, effect, event, circumstance or development, in the aggregate, together with all other changes, effects, events, circumstances or developments, has occurred since June 4, 2007 that is or is reasonably likely to have a material adverse effect on the business or financial condition of the Borrower and its Subsidiaries, taken as a whole, other than any change, effect, event, circumstance or development resulting from (i) general political, economic or financial market conditions or (ii) conditions affecting the Borrower's industry;

         (vii)  The Arranger shall have received all documentation and other information required by regulatory authorities under applicable "know your customer" and anti-money laundering rules and regulations, including without limitation the Patriot Act; and

        (viii)  a copy of the Supplemental Indenture, certified as being true and correct by an Officer of the Borrower.

        (b)    Fees and Expenses Paid.    There shall have been paid to the Administrative Agent, for the account of the Administrative Agent, the Arranger and the Lenders, as applicable, all fees and expenses (including reasonable fees and expenses of counsel) due and payable on or before the Closing Date (including all such fees described in the Fee Letter).

        (c)    Borrower Status/Indebtedness.    The Borrower shall have become the parent company of Marquee and (as a standalone entity) shall have no outstanding Indebtedness or preferred stock other than Indebtedness pursuant to the Facility.

  Section 3.2    [Reserved]

  Section 3.3    Determinations of Initial Borrowing Conditions

        For purposes of determining compliance with the conditions specified in Section 3.1 (Conditions Precedent to Loans), each Lender shall be deemed to have consented to, approved, accepted or be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Borrowing hereunder specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender's Ratable Portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower represents and warrants each of the following to the Lenders and the Administrative Agent, on and as of the Closing Date and after giving effect to the making of the Loans and the other financial accommodations on the Closing Date:

  Section 4.1    Corporate Existence; Compliance with Law

        Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) is duly qualified to do business as a foreign entity and in good standing under the laws of each jurisdiction where such qualification is necessary, except where the failure to be so qualified or in good standing would not, in the aggregate, have a Material Adverse Effect, (c) has all requisite power and authority and the legal right to own and operate its properties, to lease the property it operates under lease and to conduct its business as currently conducted, (d) is in compliance with all applicable Requirements of Law except where the failure to be in compliance would not, in the aggregate, have a Material Adverse Effect and (e) has all necessary Permits from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, operation and conduct, except for Permits or filings or notices that can be obtained or made by the taking of ministerial action to secure the grant or transfer thereof or the failure to obtain or make would not, in the aggregate, have a Material Adverse Effect.

  Section 4.2    Corporate Power; Authorization; Enforceable Obligations

        (a)   The execution, delivery and performance by the Borrower of the Loan Documents to which it is a party, the consummation of the transactions contemplated thereby, and the consummation by the Borrower, Marquee and AMC of the other Transactions:

            (i)  are within the Borrower's, Marquee's and AMC's corporate powers, as the case may be;

           (ii)  have been or, at the time of delivery thereof pursuant to Article III (Conditions to Loans) will have been duly authorized by all necessary corporate or other organizational action, including the consent of shareholders where required;

          (iii)  do not and will not (A) contravene or violate the Borrower's, Marquee's and AMC's Constituent Documents, violate any other Requirement of Law applicable to the Borrower, Marquee and AMC (including Regulations T, U and X of the Federal Reserve Board), or any order or decree of any Governmental Authority or arbitrator applicable to the Borrower, (B) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any Indenture or any notes issued pursuant thereto or the AMC Credit Agreement, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material Contractual Obligation of the Borrower or any of its Subsidiaries, except to the extent such conflict, breach, default, termination or acceleration would not have a Material Adverse Effect, or (D) result in the creation or imposition of any Lien upon any property of the Borrower, other than as permitted by Section 5.2 (Liens, Etc.); and

          (iv)  do not require the consent of, authorization by, approval of, notice to, or filing or registration with, any Governmental Authority or any other Person, other than those that have been or will be, prior to the Closing Date, obtained or made and each of which on the Closing Date will be in full force and effect.

        (b)   This Agreement has been, and each of the other Loan Documents to which it is a party will have been upon delivery thereof pursuant to the terms of this Agreement, duly executed and delivered by the Borrower. This Agreement is, and the other Loan Documents to which it is a party will be, when delivered hereunder, the legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors' rights generally and by general principles of equity.

  Section 4.3    Subsidiaries; Borrower Information

        (a)   Set forth on Schedule 4.3(a) (Ownership of Subsidiaries) is a complete and accurate list showing, as of the Closing Date, all Subsidiaries of the Borrower and, as to each such Subsidiary, the jurisdiction of its organization and the percentage of each class of outstanding shares owned (directly or indirectly) by the Borrower and whether it is a Subsidiary or an Unrestricted Subsidiary. All of the outstanding Capital Stock of each Subsidiary of the Borrower owned (directly or indirectly) by the Borrower has been validly issued, is fully paid and non-assessable (to the extent applicable) and is owned by the Borrower or a Subsidiary of the Borrower, free and clear of all options, warrants, rights of conversion or purchase or any similar rights.

        (b)   Schedule 4.3(b) (Borrower Information) sets forth as of the Closing Date the name, address of principal place of business and tax identification number of the Borrower.

  Section 4.4    Financial Statements

        (a)The consolidated balance sheet of Marquee and its Subsidiaries as at March 30, 2006, and the related consolidated statements of income, retained earnings and cash flows of Marquee and its Subsidiaries for the fiscal year then ended, certified by PriceWaterhouseCoopers LLP, and the consolidated balance sheet of Marquee and its Subsidiaries as at December 28, 2006, and the related consolidated statements of income, retained earnings and cash flows of Marquee and its Subsidiaries for the nine months then ended, copies of which have been furnished to each Lender, fairly present, subject, in the case of said balance sheet as at December 28, 2006, and said statements of income, retained earnings and cash flows for the nine months then ended, to the absence of footnote disclosure and normal year-end audit adjustments, the consolidated financial condition of Marquee and its Subsidiaries as at such dates and the consolidated results of the operations of Marquee and its Subsidiaries for the period ended on such dates, all in conformity with GAAP.

        (b)   Neither the Borrower nor any of the Borrower's Subsidiaries has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment that is not reflected in the Financial Statements referred to in clause (a) above or in the notes thereto and not otherwise permitted by this Agreement.

  Section 4.5    Material Adverse Change

        Since June 4, 2007, there has been no Material Adverse Change and there have been no events or developments that, in the aggregate, have had a Material Adverse Effect.

  Section 4.6    Solvency

        Both before and after giving effect to (a) the Loans to be made or extended on the Closing Date, (b) the disbursement of the proceeds of such Loans pursuant to the instructions of the Borrower, (c) the consummation of the other Transactions and (d) the payment and accrual of all transaction costs in connection with the foregoing, the Borrower and its Subsidiaries, on a consolidated basis, are Solvent.

  Section 4.7    Litigation

        Except as set forth on Schedule 4.7 (Litigation), there are no pending (or, to the knowledge of the Borrower, threatened) actions, investigations or proceedings affecting the Borrower or any of its Subsidiaries before any court, Governmental Authority or arbitrator other than those that, in the aggregate, would not have a Material Adverse Effect. The performance of any action by the Borrower required or contemplated by any Loan Document is not restrained or enjoined (either temporarily, preliminarily or permanently).

  Section 4.8    Taxes

        (a)   All federal, state, local and foreign income and franchise and other material tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by Marquee or any of its Tax Affiliates have been filed with the appropriate Governmental Authorities in all jurisdictions in which such Tax Returns are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions reflected therein or otherwise due and payable have been paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof except where contested in good faith and by appropriate proceedings if adequate reserves therefor have been established on the books of Marquee or such Tax Affiliate in conformity with GAAP or where the failure to pay such taxes would not have a Material Adverse Effect. Except as would not have a Material Adverse Effect, no Tax Return is under audit or examination by any Governmental Authority and no notice of such an audit or examination or any assertion of any claim for Taxes has been given or made by any Governmental Authority. Proper and accurate amounts have been withheld by Marquee and each of its Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable Requirements of Law and such withholdings have been timely paid to the respective Governmental Authorities, except where the failure to pay such withholdings would not have a Material Adverse Effect.

        (b)   None of Marquee or any of its Tax Affiliates has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for the filing of any federal, state, local or foreign income or franchise or other material Tax Return or the assessment or collection of any material charges.

  Section 4.9    Full Disclosure

        The written information prepared or furnished by or on behalf of the Borrower in connection with this Agreement or the consummation of the transactions contemplated hereunder, taken as a whole does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein or herein not misleading.

  Section 4.10    Margin Regulations

        The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U of the Federal Reserve Board), and no proceeds of any Loan will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock in contravention of Regulation T, U or X of the Federal Reserve Board.

  Section 4.11    No Burdensome Restrictions; No Defaults

        (a)   None of the Borrower or any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with one or more of which would have, in the aggregate, a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, would result in the creation of a Lien (other than a Lien permitted under Section 5.2 (Liens, Etc.)) on the assets of any thereof or

(ii) is subject to one or more charter or corporate restrictions that would, in the aggregate, have a Material Adverse Effect.

        (b)   None of the Borrower or any of its Subsidiaries is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to the Borrower or to any Subsidiary of the Borrower, other than, in either case, those defaults that, in the aggregate, would not have a Material Adverse Effect.

        (c)   No Default or Event of Default has occurred and is continuing.

        (d)   To the knowledge of the Borrower, there are no Requirements of Law applicable to the Borrower or any Subsidiary of the Borrower the compliance with which by the Borrower or such Subsidiary, as the case may be, would, in the aggregate, have a Material Adverse Effect.

  Section 4.12    Investment Company Act

        None of the Borrower or any of its Subsidiaries is an "investment company" as defined in, or is required to be registered as an "investment company" under, the Investment Company Act of 1940, as amended.

  Section 4.13    Use of Proceeds

        The proceeds of the Loans are being used by the Borrower solely (a) to make distributions to its equityholders, (b) to pay costs, fees and expenses related to the foregoing and (c) for the payment of transaction costs, fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

  Section 4.14    Insurance

        All material policies of insurance of any kind or nature of the Borrower or any of its Subsidiaries, including policies of life, fire, theft, product liability, public liability, property damage, other casualty, employee fidelity, workers' compensation and employee health and welfare insurance, are in full force and effect and are of a nature and provide such coverage as the Borrower believes in its commercially reasonable judgment is sufficient and as is customarily carried by businesses of the size and character of such Person.

  Section 4.15    Labor Matters

        (a)   There are no strikes, work stoppages, slowdowns or lockouts pending or threatened against or involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

        (b)   There are no unfair labor practices, grievances, complaints or arbitrations pending, or, to the Borrower's knowledge, threatened, against or involving the Borrower or any of its Subsidiaries, nor are there any arbitrations or grievances threatened involving the Borrower or any of its Subsidiaries, other than those that, in the aggregate, would not have a Material Adverse Effect.

  Section 4.16    ERISA

        (a)   Each employee benefit plan of the Borrower or any of the Borrower's Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, would not have a Material Adverse Effect.

        (b)   Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for noncompliance that, in the aggregate, would not have a Material Adverse Effect.

        (c)   There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, would not have a Material Adverse Effect.

        (d)   None of the Borrower, any of the Borrower's Subsidiaries or any ERISA Affiliate would have any Withdrawal Liability as a result of a complete withdrawal as of the date hereof from any Multiemployer Plan, other than those that, in the aggregate, would not have a Material Adverse Effect.

  Section 4.17    Environmental Matters

        (a)   The operations of the Borrower and each of its Subsidiaries are in compliance with all Environmental Laws, including obtaining and complying with all required environmental, health and safety Permits, other than non-compliances that, in the aggregate, would not have a Material Adverse Effect.

        (b)   Except as disclosed on Schedule 4.17 (Environmental Matters), none of the Borrower or any of its Subsidiaries or any Real Property currently or, to the knowledge of the Borrower, previously owned, operated or leased by or for the Borrower or any of its Subsidiaries is subject to any pending or, to the knowledge of the Borrower, threatened, claim, order, agreement, notice of violation, notice of potential liability or is the subject of any pending or threatened proceeding or governmental investigation under or pursuant to Environmental Laws other than those that, in the aggregate, are not reasonably likely to have a Material Adverse Effect.

        (c)   Except as disclosed on Schedule 4.17 (Environmental Matters), none of the Real Property owned or operated by the Borrower or any of its Subsidiaries is a treatment, storage or disposal facility requiring a Permit under the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the regulations thereunder or any state analog.

        (d)   There are no facts, circumstances or conditions arising out of or relating to the operations or ownership of the Borrower or of Real Property owned, operated or leased by the Borrower or any of its Subsidiaries that are not specifically included in the financial information furnished to the Lenders which could reasonably be expected to result in the Borrower incurring Environmental Liabilities and Costs other than those that, in the aggregate, would not have a reasonable likelihood of having a Material Adverse Effect.

        (e)   As of the date hereof, no Environmental Lien has attached to any property of the Borrower or any of its Subsidiaries and, to the knowledge of the Borrower, no Government Authority has undertaken any Remedial Action at any Real Property owned or leased by the Borrower.

        (f)    The Borrower and each of its Subsidiaries has made available to the Lenders copies of all material environmental, health or safety audits, studies, assessments, inspections, investigations or other environmental health and safety reports relating to the operations of the Borrower or any of its Subsidiaries or any Real Property of any of them that are in the possession, custody or control of the Borrower or any of its Subsidiaries which reveals known or potential material Environmental Liabilities and Costs.

  Section 4.18    Intellectual Property

        The Borrower and its Subsidiaries own or license or otherwise have the right to use all licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, Internet domain names, franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including all trade names associated with any private label brands of the Borrower or any of its Subsidiaries, except to the extent the failure to own, license or otherwise have the right to use would not have a Material Adverse Effect. To the Borrower's knowledge, no license, permit, patent, patent application, trademark, trademark application, service mark, trade name, copyright, copyright application, Internet domain name, franchise, authorization, other intellectual property right, slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by the Borrower or any of its Subsidiaries infringes upon or conflicts with any rights owned by any other Person, except for such infringements and conflicts which would not have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Borrower, threatened which would have a Material Adverse Effect.

  Section 4.19    Title; Real Property

        (a)   Each of the Borrower and its Subsidiaries has good and marketable title to, or valid leasehold interests in, all Real Property and good title to all personal property, in each case that is purported to be owned or leased by it, including those reflected on the most recent Financial Statements delivered by the Borrower, and none of such properties and assets is subject to any Lien, except Liens permitted under Section 5.2 (Liens, Etc.).

        (b)   No portion of any Real Property of the Borrower or any of its Subsidiaries has suffered any material damage by fire or other casualty loss that has not heretofore been substantially repaired and restored to its original condition.

        (c)   All Permits required to have been issued or appropriate to enable all Real Property of the Borrower or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those that, in the aggregate, would not have a Material Adverse Effect.

        (d)   None of the Borrower or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any Real Property of the Borrower or any of its Subsidiaries or any part thereof, except those that, in the aggregate, would not have a Material Adverse Effect.

  Section 4.20    Holding Company Status

        Prior to the Closing Date, the Borrower will not have engaged in any trade or business, or own any assets (other than the Capital Stock of its Subsidiaries and any other assets incidental to such ownership) or incurred any Indebtedness or any other liabilities (except in connection with its corporate formation and the Transactions).

ARTICLE V

COVENANTS

        The Borrower agrees with the Lenders and the Administrative Agent to each of the following, as long as any Obligation (other than contingent indemnification obligations as to which no claim is pending) or any Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing (provided, however, that during any period of time that (i) the Loans have Investment Grade Ratings from both Rating Agencies and (ii) no Default has occurred and is continuing under this Agreement (the occurrence of the events described in the foregoing clauses (i) and (ii) being collectively referred to as a "Covenant Suspension Event"), the covenants set forth in Sections 5.1 (Indebtedness), 5.2 (Liens, Etc.), 5.5 (Restricted Payments), 5.8 (Transactions with Affiliates), clause (3) of Section 5.4 (Merger, Consolidation or Sale of All or Substantially All Assets) and Section 5.10 (Future Guarantors) will not be applicable to the Loans (the "Suspended Covenants"). In the event that the Borrower and its Subsidiaries are not subject to the Suspended Covenants under this Agreement for any period of time as a result of the foregoing, and on any subsequent date (the "Reversion Date") one or both of the Rating Agencies (a) withdraw their Investment Grade Rating or downgrade the rating assigned to the Loans below an Investment Grade Rating and/or (b) the Borrower or any of its Affiliates enters into an agreement to effect a transaction that would result in a Change of Control and one or more of the Rating Agencies indicate that if consummated, such transaction (alone or together with any related recapitalization or refinancing transactions) would cause such Rating Agency to withdraw its Investment Grade Rating or downgrade the ratings assigned to the Loans below an Investment Grade Rating, then from and after the Reversion Date the Borrower and its Subsidiaries will thereafter again be subject to the Suspended Covenants with respect to future events (but not retroactively), including, without limitation, a proposed transaction described in clause (b) above):

  Section 5.1    Indebtedness

        The Borrower shall not, and shall not permit any of its Subsidiaries to, Incur any Indebtedness; provided, however, that (i) the Borrower may Incur Indebtedness if, after giving effect to such event on a pro forma basis, the Borrower's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 1.75:1; (ii) Marquee may Incur Indebtedness if, after giving effect to such event on a pro forma basis, the Borrower's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 1.75:1; and (iii) AMC and its Subsidiaries may Incur Indebtedness if, after giving effect to such event on a pro forma basis, AMC's Consolidated EBITDA Ratio for the four full fiscal quarters immediately preceding such event, taken as one period calculated on the assumption that such Indebtedness had been incurred on the first day of such four quarter period, is greater than or equal to 2.0:1); provided further, however, that the foregoing limitations shall not apply to:

        (a)   Indebtedness of the Borrower under the Loans;

        (b)   Indebtedness of the Borrower or any of its Subsidiaries under the AMC Credit Agreement together with the Guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed $975.0 million; provided that Grupo Cinemex may Incur Indebtedness under this clause (b) in an aggregate principal amount not to exceed $25.0 million;

        (c)   Indebtedness of the Borrower or any of its Subsidiaries outstanding on the Closing Date (other than Indebtedness described in clause (b) above);

        (d)   Indebtedness of the Borrower or any of its Subsidiaries consisting of Permitted Interest Rate Protection Agreements;

        (e)   Indebtedness of the Borrower or any of its Subsidiaries to any one or the other of them;

        (f)    Indebtedness of the Borrower or any of its Subsidiaries incurred to renew, extend, refinance or refund (each, a "refinancing") any Indebtedness outstanding on the Closing Date in an aggregate principal amount not to exceed the principal amount of the Indebtedness so refinanced plus the amount of any premium required to be paid in connection with such refinancing pursuant to the terms of the Indebtedness so refinanced or the amount of any premium reasonably determined by the Borrower as necessary to accomplish such refinancing by means of a tender offer or privately negotiated repurchase, plus the expenses of the Borrower or any of its Subsidiaries incurred in connection with such refinancing;

        (g)   Indebtedness of any Subsidiary incurred in connection with the Guarantee of any Indebtedness of the Borrower; provided that in the event such Indebtedness that is being Guaranteed is a Subordinated Obligation of the Borrower, then the related Guarantee shall be subordinated in right of payment to the Subsidiary Guarantee;

        (h)   Indebtedness relating to Currency Hedging Obligations entered into solely to protect the Borrower or any of its Subsidiaries from fluctuations in currency exchange rates and not to speculate on such fluctuations;

        (i)    Capitalized Lease Obligations of the Borrower or any of its Subsidiaries;

        (j)    Indebtedness of the Borrower or any of its Subsidiaries in connection with one or more standby letters of credit or performance bonds issued in the ordinary course of business or pursuant to self-insurance obligations;

        (k)   Indebtedness represented by property, liability and workers' compensation insurance (which may be in the form of letters of credit);

        (l)    Acquired Indebtedness; provided that such Indebtedness, if incurred by the Borrower, would be in compliance with the limitations in this Section 5.1 (Indebtedness) above;

        (m)  Indebtedness of the Borrower or any of its Subsidiaries to an Unrestricted Subsidiary for money borrowed; providedthat such Indebtedness is subordinated in right of payment to the Loans and the Weighted Average Life to Maturity of such Indebtedness is greater than the Weighted Average Life to Maturity of the Loans;

        (n)   Indebtedness Incurred by Grupo Cinemex under the Mexican Credit Agreements together with the Guarantees thereunder and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof) in an aggregate principal amount at any one time outstanding not to exceed $125.0 million;

        (o)   Construction Indebtedness in an aggregate principal amount that does not exceed $100.0 million at any time outstanding; and

        (p)   Indebtedness of the Borrower or any of its Subsidiaries not otherwise permitted to be incurred pursuant to clauses (a) through (o) above which, together with any other Indebtedness pursuant to this clause (p), has an aggregate principal amount that does not exceed $100 million at any time outstanding.

        Indebtedness described in clauses (a) through (p) above constitutes "Permitted Indebtedness."

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of permitted Indebtedness described in clauses (a) through (p) above or is entitled to be Incurred pursuant to the first paragraph of this covenant, the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness in any manner that complies with this covenant.

        Guarantees of, or obligations in respect of letters of credit relating to, Indebtedness which is otherwise included in the determination of a particular amount of Indebtedness shall not be included in the determination of such amount of Indebtedness; provided that the Incurrence of the Indebtedness represented by such guarantee or letter of credit, as the case may be, was in compliance with this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the Incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was Incurred, in the case of term debt, or first committed or first Incurred (whichever yields the lower U.S. dollar equivalent), in the case of revolving credit debt; provided that if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

  Section 5.2    Liens, Etc.

        The Borrower will not, directly or indirectly, create, Incur or suffer to exist any Lien, other than a Permitted Lien, on any asset or property of the Borrower securing Indebtedness of the Borrower unless the Loans are equally and ratably secured with (or on a senior basis to, in the case of obligations subordinated in right of payment to the Loans) the obligations so secured until such time as such obligations are no longer secured by a Lien. Any Lien which is granted to secure the Loans under this covenant shall be automatically released and discharged at the same time as the release of the Lien that gave rise to the obligation to secure the Loans under this covenant.

  Section 5.3    [Reserved]

  Section 5.4    Merger, Consolidation or Sale of All or Substantially All Assets

        The Borrower shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other Person (other than any Wholly Owned Subsidiary) or sell, assign, transfer, lease or otherwise dispose of all or substantially all of its properties and assets to any Person (other than any Wholly Owned Subsidiary) or group of affiliated Persons unless at the time and after giving effect thereto:

        (a)   either (i) the Borrower shall be the continuing corporation, or (ii) the Person (if other than the Borrower) formed by such consolidation or into which the Borrower is merged or the Person which acquires by conveyance, transfer, lease or disposition the properties and assets of the Borrower substantially as an entirety (the "Surviving Entity") shall be a corporation duly organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and shall, in either case, expressly assume all the Obligations of the Borrower under the Loans and this Agreement;

        (b)   immediately after giving effect to such transaction on a pro forma basis, no Default or Event of Default shall have occurred and be continuing; and

        (c)   immediately after giving effect to such transaction on a pro forma basis, except in the case of the consolidation or merger of any Subsidiary with or into the Borrower, the Borrower (or the Surviving Entity if the Borrower is not the continuing corporation) could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of Section 5.1 (Indebtedness) .

        Upon any consolidation or merger or any transfer of all or substantially all of the assets of the Borrower in accordance with the foregoing, the successor corporation formed by such a consolidation or into which the Borrower is merged or to which such transfer is made shall succeed to, shall be substituted for and may exercise every right and power of the Borrower under the Loans and this Agreement, with the same effect as if such successor corporation had been named as the Borrower therein. In the event of any transaction (other than a lease) described and listed in the immediately preceding paragraphs in which the Borrower is not the continuing corporation, the successor Person formed or remaining shall succeed to, be substituted for and may exercise every right and power of the Borrower, and the Borrower shall be discharged from all obligations and covenants under the Loans and this Agreement.

  Section 5.5    Restricted Payments

        The Borrower shall not directly or indirectly:

        (a)   declare or pay any dividend on, or make any distribution in respect of, any shares of the Borrower's or any Subsidiary's Capital Stock (excluding dividends or distributions payable in shares of its Capital Stock or in options, warrants or other rights to purchase such Capital Stock, but including dividends or distributions payable in Redeemable Capital Stock or in options, warrants or other rights to purchase Redeemable Capital Stock (other than dividends on such Redeemable Capital Stock payable in shares of such Redeemable Capital Stock)) held by any Person other than the Borrower or any of its Wholly Owned Subsidiaries;

        (b)   purchase, redeem or acquire or retire for value any Capital Stock of the Borrower or any Affiliate thereof (other than any Wholly Owned Subsidiary of the Borrower) or any options, warrants or other rights to acquire such Capital Stock; or

        (c)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case prior to any scheduled repayment or scheduled maturity, any Subordinated Obligation of the Borrower or any of its Subsidiaries (other than the payment, redemption, repurchase, defeasance, acquisition or retirement of (i) Subordinated Obligation in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such payment, redemption, repurchase, defeasance, acquisition or retirement and (2) Indebtedness permitted under clause (e) of Section 5.1 (Indebtedness)).

(such payments or any other actions described in (a), (b) and (c) above are collectively referred to as "Restricted Payments") unless at the time of and after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, as determined by the Board of Directors, whose determination shall be conclusive and evidenced by a Board Resolution):

  (1)
  no Default or Event of Default shall have occurred and be continuing;

  (2)
  the Borrower could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the provisions of Section 5.1 (Indebtedness) above;

  (3)
  the aggregate amount of all Restricted Payments (other than Restricted Payments made pursuant to clause (i) of the next paragraph of this Section 5.5) declared or made after the Closing Date does not exceed (A) until the third anniversary of the Closing Date, $100.0 million and (B) thereafter, the Cumulative Credit; and

  (4)
  in the case of any Restricted Payments described in clause (b) above that are not made on a pari passu basis to all holders of the Borrower's or such Affiliate's Capital Stock, such Restricted Payment shall not have been made prior to February 15, 2008.

        Notwithstanding the foregoing limitation, the Borrower may:

            (i)  pay the distributions contemplated by the Transactions; provided that such distributions shall not count against the Cumulative Credit;

           (ii)  pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the foregoing limitation;

          (iii)  acquire, redeem or retire Capital Stock in exchange for, or in connection with a substantially concurrent issuance of, Capital Stock of the Borrower (other than Redeemable Capital Stock);

          (iv)  redeem, repurchase or otherwise acquire or retire Subordinated Obligation of the Borrower or any Subsidiary by exchange for, or out of the proceeds of, the substantially concurrent sale of, new Indebtedness of the Borrower or any Subsidiary which is Incurred in accordance with Section 5.1 (Indebtedness) so long as:

            (A)  the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Obligation being so redeemed, repurchased, acquired or retired for value (plus the amount of any premium required to be paid under the terms of the instrument governing the Subordinated Obligation being so redeemed, repurchased, acquired or retired plus any fees incurred in connection therewith);

            (B)  such Indebtedness is subordinated to the Loans at least to the same extent as such Subordinated Obligation so purchased, exchanged, redeemed, repurchased, acquired or retired for value;

            (C)  such Indebtedness has a final scheduled maturity date equal to or later than the earlier of (x) the final scheduled maturity date of the Subordinated Obligation being so redeemed, repurchased, acquired or retired or (y) 91 days following the last maturity date of any Loans then outstanding; and

            (D)  such Indebtedness has a Weighted Average Life to Maturity at the time Incurred which is not less than the shorter of (x) the remaining Weighted Average Life to Maturity of the Subordinated Obligation being so redeemed, repurchased, acquired or retired and (y) the Weighted Average Life to Maturity that would result if all payments of principal on the Subordinated Obligation being redeemed, repurchased, acquired or retired that were due on or after the date one year following the last maturity date of any Loans then outstanding were instead due on such date one year following the last date of maturity of the Loans then outstanding; or

           (v)  repurchase, redeem or otherwise acquire or retire for value of any Subordinated Obligation pursuant to the provisions similar to those described under Section 5.11 (Change of Control) or pursuant to "asset sale" covenants set forth in indentures governing notes issued by the Borrower or any of its Subsidiaries; provided that, in the case of a Change of Control, all Loans tendered by holders of the Loans in connection with a Change of Control have been repurchased, redeemed or acquired for value.

  Section 5.6    [Reserved]

  Section 5.7    [Reserved]

  Section 5.8    Transactions with Affiliates

        The Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Borrower (other than a Wholly Owned Subsidiary of the Borrower) involving aggregate consideration in excess of $5.0 million, unless:

        (a)   such transaction or series of transactions is on terms that are no less favorable to the Borrower or such Subsidiary, as the case may be, than would be available at the time of such transaction or series of transactions in a comparable transaction in an arm's-length dealing with an unaffiliated third party;

        (b)   such transaction or series of transactions is in the best interests of the Borrower; and

        (c)   with respect to a transaction or series of transactions involving aggregate payments equal to or greater than $50.0 million, a majority of disinterested members of the Board of Directors determines that such transaction or series of transactions complies with clauses (a) and (b) above, as evidenced by a Board Resolution.

        Notwithstanding the foregoing limitation, the Borrower and its Subsidiaries may enter into or suffer to exist the following:

            (i)  the Transactions and any transaction pursuant to any contract in existence on the Closing Date;

           (ii)  any Restricted Payment permitted to be made pursuant to Section 5.5 (Restricted Payments);

          (iii)  any transaction or series of transactions between the Borrower and one or more of its Subsidiaries or between two or more of its Subsidiaries (provided that no more than 5% of the equity interest in any such Subsidiary is owned, directly or indirectly (other than by direct or indirect ownership of an equity interest in the Borrower), by any Affiliate of the Borrower other than a Subsidiary);

          (iv)  the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Borrower or any of its Subsidiaries and

           (v)  the holding by any Affiliate of the Borrower of any of the Loans on the same terms and conditions as any other Lender thereunder.

  Section 5.9    Reports and Other Information

        The Borrower shall furnish to the Administrative Agent (and the Administrative Agent will forward to or post on the Approved Electronic Platform for the Lenders) each of the following:

        (a)   within the time period specified in the Commission's rules and regulations, annual reports on Form 10-K (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form), and

        (b)   within the time period specified in the Commission's rules and regulations, reports on Form 10-Q (or any successor or comparable form) containing the information required to be contained therein (or required in such successor or comparable form).

        In the event that:

            (i)  the rules and regulations of the Commission permit the Borrower and any direct or indirect parent of the Borrower to report at such parent entity's level on a consolidated basis and

           (ii)  such parent entity of the Borrower is not engaged in any business in any material respect other than incidental to its ownership, directly or indirectly, of the capital stock of the Borrower, such consolidated reporting at such parent entity's level in a manner consistent with that described in this covenant for the Borrower will satisfy this covenant; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand.

        Notwithstanding the foregoing, the Borrower will be deemed to have furnished such reports referred to above to the Administrative Agent and the Lenders if (i) Marquee has filed such reports (with respect to Marquee) with the Commission via the EDGAR filing system and such reports are publicly available and (ii) the Borrower has provided to the Administrative Agent the financial statements which it would have been required to include in such reports if the Borrower had been the registrant thereunder. In addition, such requirements shall be deemed satisfied by the filing with the Commission of a registration statement or an amendment thereto relating to debt or equity securities of the Borrower if such registration statement and/or amendments thereto are filed at times that otherwise satisfy the time requirements set forth in the first paragraph of this covenant.

        In the event that any direct or indirect parent of the Borrower is or becomes a guarantor of the Loans, the Borrower shall satisfy its obligations under this Section 5.9 (Reports and Other Information) with respect to financial information relating to the Borrower by furnishing financial information relating to such direct or indirect parent; provided that the same is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such direct or indirect parent and any of its Subsidiaries other than the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand.

  Section 5.10    Future Guarantors

        After the Closing Date, the Borrower will cause each Subsidiary which guarantees any Indebtedness of the Borrower to execute and deliver to the Administrative Agent an amendment to this Agreement pursuant to which such Subsidiary will unconditionally Guarantee, on a joint and several basis, the full and prompt payment of the principal of, and interest on the Loans on a senior basis. Each such Guarantee will be limited to an amount not to exceed the maximum amount that can be guaranteed by that Subsidiary without rendering such Guarantee, as it relates to such Subsidiary, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer or similar laws affecting the rights of creditors generally. Notwithstanding the foregoing, if such Subsidiary is released and discharged in full from its obligations under its Guarantees of all other Indebtedness of the Borrower, then the Guarantee of the Loans by such Subsidiary shall be automatically and unconditionally released and discharged.

  Section 5.11    Change of Control

        (a)   Upon the occurrence of a Change of Control, each Lender will have the right to require the Borrower to prepay all or any part of such Lender's Loans at a prepayment price in cash equal to (i) 100% of the principal amount thereof, if the Change of Control occurs on or prior to the 12-month anniversary of the Closing Date, or

(ii) 101% of the principal amount thereof, if the Change of Control occurs after the 12-month anniversary of the Closing Date, in each case plus accrued and unpaid interest, if any, to the date of prepayment, except to the extent the Borrower has previously elected to prepay Loans as described under Section 2.8 (Optional Prepayments).

        (b)   In the event that at the time of such Change of Control the terms of the Indebtedness of the Borrower's Subsidiaries restrict or prohibit the prepayment of Loans pursuant to this covenant, then prior to the mailing of the notice to Lenders provided for in the immediately following paragraph but in any event within 30 days following any Change of Control, the Borrower shall, or shall cause one or more of its Subsidiaries to:

            (i)  repay in full all such Indebtedness or, if doing so will allow the prepayment of Loans, offer to repay in full all such Indebtedness and prepay such Indebtedness of each lender who has accepted such offer; or

           (ii)  obtain the requisite consent under the agreements governing the such Indebtedness to permit the prepayment of the Loans provided for in the immediately following paragraph.

        (c)   Within 30 days following the date upon which the Change of Control occurred, except to the extent the Borrower has previously elected to prepay Loans as described under Section 2.8 (Optional Prepayments), the Borrower must send, by first class mail, a notice (a "Change of Control Offer") to each Lender, with a copy to the Administrative Agent. Such notice will state, among other things, the prepayment date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date").

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        In addition, the Borrower will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 5.11 (Change of Control) applicable to a Change of Control Offer made by the Borrower and prepays all Loans validly tendered and not withdrawn under such Change of Control Offer.

  Section 5.12    Payment of Loans

        The Borrower shall promptly pay the principal of and interest on the Loans on the dates and in the manner provided in this Agreement. Principal or interest shall be considered paid on the date due if on such date the Administrative Agent holds in accordance with this Agreement money sufficient to pay all principal and interest then due and the Administrative Agent is not prohibited from paying such money to the Lenders on that date pursuant to the terms of this Agreement.

  Section 5.13    Corporate Existence

        The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect the corporate existence and corporate power and authority of the Borrower and each Subsidiary; provided, however, that the Borrower shall not be required to preserve any such corporate existence and corporate power and authority if the Borrower shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Borrower and its Subsidiaries taken as a whole.

  Section 5.14    Payment of Taxes and Other Claims

        The Borrower will pay or discharge or cause to be paid or discharged, before the same shall become delinquent,

        (a)   all material taxes, assessments and governmental charges levied or imposed upon the Borrower or any Subsidiary or upon the income, profits or property of the Borrower or any Subsidiary and

        (b)   all material lawful claims for labor, materials and supplies, which, if unpaid, might by law become a Lien upon the property of the Borrower or any Subsidiary that could produce a material adverse effect on the consolidated financial condition of the Borrower; provided, however, that the Borrower shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

  Section 5.15    Maintenance of Properties

        The Borrower will cause all properties owned by the Borrower or any Subsidiary or used or held for use in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, except, in every case, as and to the extent that the Borrower may be prevented by fire, strikes, lockouts, acts of God, inability to obtain labor or materials, governmental restrictions, enemy action, civil commotion or unavoidable casualty or similar causes beyond the control of the Borrower; provided, however, that nothing in this section shall prevent the Borrower from discontinuing the maintenance of any such Properties if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Lenders.

  Section 5.16    Compliance Certificate

        The Borrower shall deliver to the Administrative Agent, within 90 days after the end of each fiscal year of the Borrower beginning with the fiscal year 2008, an Officers' Certificate stating that to such officer's knowledge, the Borrower is in compliance with all covenants and conditions to be complied with by it under this Agreement. For purposes of this Section 5.16 (Compliance Certificate), such compliance shall be determined without regard to any period of grace or requirement of notice under this Agreement.

        When a Default has occurred and is continuing or if the Administrative Agent, any Lender or the trustee for or the holder of any other evidence of Indebtedness of the Borrower or any Subsidiary gives any notice or takes any other action with respect to a claimed Default, the Borrower shall deliver to the Administrative Agent an Officers' Certificate specifying such Default, notice or other action within 10 Business Days of its occurrence.

  Section 5.17    Cash-Pay Election on Marquee Notes

        The Borrower shall cause Marquee to make an election on August 15, 2007 to pay cash interest on the Senior Discount Notes in accordance with the terms of the Senior Discount Note Indenture.

  Section 5.18    Qualified Equity Issuance

        (a)   Upon the occurrence of a Qualified Equity Issuance, the Borrower will be required to make an offer to all Lenders to make a prepayment of the maximum principal amount of Loans that may be purchased out of any Qualified Equity Issuance Net Proceeds at a prepayment price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment, except to the extent the Borrower has previously elected to prepay Loans as described under Section 2.8 (Optional Prepayments).

        (b)   Not later than 60 days following the receipt of Qualified Equity Issuance Net Proceeds from any Qualified Equity Issuance, expect to the extent the Borrower has previously elected to prepay Loans as described under "—Optional Prepayment," the Borrower must send, by first class mail, a notice (a "Qualified Equity Issuance Offer") to each Lender, with a copy to the Administrative Agent. Such notice will state, among other things:

            (i)  that a Qualified Equity Issuance has occurred, the amount of Qualified Equity Issuance Net Proceeds received by the Borrower, and that such Lender has the right to require the Borrower to prepay such Lender's Loans or pro rata portion thereof, as discussed below, at a prepayment price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of prepayment;

           (ii)  the circumstances and relevant facts and financial information regarding such Qualified Equity Issuance, and the maximum principal amount of Loans that may be prepaid by the Borrower in the Qualified Equity Issuance Offer; and

          (iii)  the prepayment date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Qualified Equity Issuance Payment Date").

        (c)   A Qualified Equity Issuance Offer may be made in advance of a Qualified Equity Issuance and conditioned upon such Qualified Equity Issuance, if a definitive agreement is in place for the Qualified Equity Issuance at the time of making the Qualified Equity Issuance Offer.

ARTICLE VI

EVENTS OF DEFAULT

  Section 6.1    Events of Default

        Each of the following events shall be an "Event of Default":

        (a)   the Borrower defaults in the payment of any interest on any Loan when it becomes due and payable and continuance of such default for a period of 30 days;

        (b)   the Borrower defaults in the payment of the principal of or premium, if any, on any Loan at its maturity (upon acceleration, optional prepayment, required prepayment or otherwise);

        (c)   the Borrower fails to comply with the covenants described under Section 5.4 (Merger, Consolidation or Sale of All or Substantially All Assets);

        (d)   default in the performance, or breach, of any covenant or warranty of the Borrower contained in this Agreement (other than a default in the performance, or breach, of a covenant or warranty which is specifically dealt with in clause (a), (b) or (c) above) and continuance of such default or breach for a period of 60 days after written notice shall have been given to the Borrower by the Administrative Agent or to the Borrower and the Administrative Agent by the holders of at least 25% in aggregate principal amount of the Loans then outstanding;

        (e)   (i)    one or more defaults in the payment of principal of or premium, if any, on Indebtedness of the Borrower or any Significant Subsidiary, aggregating $5.0 million or more, when the same becomes due and payable at the Stated Maturity thereof, and such default or defaults shall have continued after any applicable grace period and shall not have been cured or waived or (ii) Indebtedness of the Borrower or any Significant Subsidiary aggregating $5.0 million or more shall have been accelerated or otherwise declared due and payable, or required to be prepaid or repurchased (other than by regularly scheduled prepayment) prior to the Stated Maturity thereof;

        (f)    any holder of any Indebtedness in excess of $5.0 million in the aggregate of the Borrower or any Significant Subsidiary shall notify the Administrative Agent of the intended sale or disposition of any assets of the Borrower or any Significant Subsidiary that have been pledged to or for the benefit of such Person to secure such Indebtedness or shall commence proceedings, or take action (including by way of set-off) to retain in satisfaction of any such Indebtedness, or to collect on, seize, dispose of or apply, any such asset of the Borrower or any Significant Subsidiary pursuant to the terms of any agreement or instrument evidencing any such Indebtedness of the Borrower or any Significant Subsidiary or in accordance with applicable law;

        (g)   one or more final judgments or orders shall be rendered against the Borrower or any Significant Subsidiary for the payment of money, either individually or in an aggregate amount, in excess of $5.0 million and shall not be discharged and either (i) an enforcement proceeding shall have been commenced by any creditor upon such judgment or order or (ii) there shall have been a period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, was not in effect;

        (h)   the Borrower or any Significant Subsidiary pursuant to or under or within the meaning of any Bankruptcy Law:

            (i)  commences a voluntary case or proceeding;

           (ii)  consents to the entry of a Bankruptcy Order in an involuntary case or proceeding or the commencement of any case against it;

          (iii)  consents to the appointment of a Custodian of it or for any substantial part of its property;

          (iv)  makes a general assignment for the benefit of its creditors or files a proposal or other scheme of arrangement involving the rescheduling or composition of its indebtedness;

           (v)  files a petition in bankruptcy or an answer or consent seeking reorganization or relief; or

          (vi)  consents to the filing of such petition in bankruptcy or the appointment of or taking possession by a Custodian; or

        (i)    a court of competent jurisdiction in any involuntary case or proceeding enters a Bankruptcy Order against the Borrower or any Significant Subsidiary, and such Bankruptcy Order remains unstayed and in effect for 60 consecutive days; or

        (j)    a Custodian shall be appointed out of court with respect to the Borrower or any Significant Subsidiary, or with respect to all or any substantial part of the property of the Borrower or any Significant Subsidiary.

  Section 6.2    Remedies

        (a)   If an Event of Default (other than an Event of Default specified in clause (h), (i) or (j) of Section 6.1 (Events of Default)) shall occur and be continuing, the Administrative Agent or the holders of not less than 25% in principal amount of the Loans then outstanding may declare the principal of all Loans due and payable.

        (b)   If an Event of Default specified in clause (h), (i) or (j) of Section 6.1 (Events of Default) occurs and is continuing, then the principal of all the Loans shall become due and payable without any declaration or other act on the part of the Administrative Agent or any holder of Loans.

  Section 6.3    [Reserved]

  Section 6.4    Rescission

        After a declaration of acceleration, but before a judgment or decree for payment of the money due has been obtained by the Administrative Agent, the holders of a majority in principal amount of the outstanding Loans, by written notice to the Borrower and the Administrative Agent, may rescind and annul such declaration and its consequences if:

        (a)   the Borrower has paid or deposited, or caused to be paid or deposited, with the Administrative Agent a sum sufficient to pay (i) all sums paid or advanced by the Administrative Agent under this Agreement and the reasonable compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, (ii) all overdue interest on all Loans, (iii) the principal of and premium, if any, on any Loans that has become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Loans, and (iv) to the extent that payment of such interest is lawful, interest upon overdue interest at the rate borne by the Loans; and

        (b)   all Events of Default, other than the non-payment of principal of the Loans which have become due solely by such declaration of acceleration, have been cured or waived.

        Notwithstanding the preceding paragraph, in the event of a declaration of acceleration in respect of the Loans because an Event of Default specified in clause (e) of Section 6.1 (Events of Default) shall have occurred and be continuing, such declaration of acceleration shall be automatically annulled if the Indebtedness that is the subject of such Event of Default (1) is Indebtedness in the form of an operating lease entered into by the Borrower or its Subsidiaries after May 21, 1998 and required to be reflected on a consolidated balance sheet pursuant to EITF 97-10 or any subsequent pronouncement having similar effect, (2) has been discharged or the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness, and (3) written notice of such discharge or rescission, as the case may be, shall have been given to the Administrative Agent by the Borrower and countersigned by the holders of such Indebtedness or a trustee, fiduciary or agent for such holders, within 30 days after such declaration of acceleration in respect of the notes, and no other Event of Default has occurred during such 30 day period which has not been cured or waived during such period.

  Section 6.5    Waiver of Past Defaults

        Subject to Section 6.2 (Remedies), the Lenders holding a majority in aggregate principal amount of the Loans then outstanding by notice to the Administrative Agent may waive an existing Default and its consequences except:

        (a)   a Default in the payment of the principal of or interest on a Loan, or

        (b)   a Default in respect of a provision that under Section 8.1 (Amendments, Waivers, Etc.) cannot be amended without the consent of each Lender affected.

        When a Default is waived, it is deemed cured, but no such waiver shall extend to any subsequent or other Default or impair any consequent right.

  Section 6.6    Control By Majority

        The Lenders holding a majority in aggregate principal amount of the Loans then outstanding may direct the time, method and place of conducting any proceeding for any remedy available to the Administrative Agent or of exercising any trust or power conferred on the Administrative Agent with respect to the Loans. However, the Administrative Agent may refuse to follow any direction that conflicts with law or this Agreement or, subject to Section 7.1 (Authorization and Action), that the Administrative Agent determines is unduly prejudicial to the rights of other Lenders or would involve the Administrative Agent in personal liability; provided, however, that the Administrative Agent may take any other action deemed proper by the Administrative Agent that is not inconsistent with such direction. Prior to taking any action hereunder, the Administrative Agent shall be entitled to reasonable indemnification against all losses and expenses caused by taking or not taking such action.

  Section 6.7    Limitation on Suits

        A Lender may not pursue any remedy with respect to this Agreement or the Loans unless:

        (a)   such Lender shall have previously given to the Administrative Agent written notice of a continuing Event of Default;

        (b)   the Lenders holding at least 25% in aggregate principal amount of the Loans then outstanding shall have made a written request to the Administrative Agent to pursue the remedy,

        (c)   such Lender or Lenders shall have offered to the Administrative Agent reasonable security or indemnity satisfactory to it against any loss, liability or expense, to the Administrative Agent to pursue such proceeding; and

        (d)   the Administrative Agent has failed to institute such proceeding and has not received from the Lenders holding at least a majority in aggregate principal amount of the Loans outstanding a direction inconsistent with such request, within 60 days after such notice, request and offer.

        The foregoing limitations on the pursuit of remedies by a Lender shall not apply to a suit instituted by a Lender for the enforcement of payment of the principal of or interest on such Loan on or after the applicable due date specified in this Agreement. A Lender may not use this Agreement to prejudice the rights of another Lender or to obtain a preference or priority over another Lender.

  Section 6.8    Rights of Lender to Receive Payment

        Notwithstanding any other provision of this Agreement, the right of any Lender to receive payment of principal of and interest on the Loans held by such Lender, on or after the respective due dates expressed in this Agreement, or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Lender.

ARTICLE VII

THE ADMINISTRATIVE AGENT

  Section 7.1    Authorization and Action

        (a)   Each Lender hereby appoints JPMorgan as the Administrative Agent hereunder and each Lender authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent under such agreements and to exercise such powers as are reasonably incidental thereto. Without limiting the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

        (b)   As to any matters not expressly provided for by this Agreement and the other Loan Documents (including enforcement or collection), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Requisite Lenders, and such instructions shall be binding upon all Lenders; provided, however, that the Administrative Agent shall not be required to take any action that (i) the Administrative Agent in good faith believes exposes it to personal liability unless the Administrative Agent receives an indemnification satisfactory to it from the Lenders with respect to such action or (ii) is contrary to this Agreement or applicable law. The Administrative Agent agrees to give to each Lender, if applicable, prompt notice of each notice given to it by the Borrower pursuant to the terms of this Agreement or the other Loan Documents.

        (c)   In performing its functions and duties hereunder and under the other Loan Documents, the Administrative Agent is acting solely on behalf of the Lenders except to the limited extent provided in Section 2.7(b), and its duties are entirely administrative in nature. The Administrative Agent does not assume and shall not be deemed to have assumed any obligation other than as expressly set forth herein and in the other Loan Documents or any other relationship as the agent, fiduciary or trustee of or for any Lender or holder of any other Obligation. The Administrative Agent may perform any of its duties under any Loan Document by or through its agents or employees.

        (d)   The Arranger shall not have any obligations or duties whatsoever in such capacity under this Agreement or any other Loan Document and shall incur no liability hereunder or thereunder in such capacity.

  Section 7.2    The Administrative Agent's Reliance, Etc.

        None of the Administrative Agent or any of its Affiliates, directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent (a) may treat the payee of any Note as its holder until such Note has been assigned in accordance with Section 8.2(e) (Assignments and Participations), (b) may rely on the Register to the extent set forth in Section 2.7 (Evidence of Debt), (c) may consult with legal counsel (including counsel to the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made by or on behalf of the Borrower or any of its Subsidiaries in or in connection with this Agreement or any other Loan Document, (e) shall not have any duty to ascertain or to inquire either as to the performance or observance of any term, covenant or condition of this Agreement or any other Loan Document, as to the financial condition of the Borrower or as to the existence or possible existence of any Default or Event of Default, (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto or thereto and (g) shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which writing may be a telecopy or electronic mail) or any telephone message believed by it to be genuine and signed or sent by the proper party or parties.

  Section 7.3    Posting of Approved Electronic Communications

        (a)   Each of the Lenders and the Borrower agree that the Administrative Agent may, but shall not be obligated to, make the Approved Electronic Communications available to the Lenders by posting such Approved Electronic Communications on IntraLinks™ or a substantially similar electronic platform chosen by the Administrative Agent to be its electronic transmission system (the "Approved Electronic Platform").

        (b)   Although the Approved Electronic Platform and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Closing Date, a dual firewall and a User ID/Password Authorization System) and the Approved Electronic Platform is secured through a single-user-per-deal authorization method whereby each user may access the Approved Electronic Platform only on a deal-by-deal basis, each of the Lenders and the Borrower acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution. In consideration for the convenience and other benefits afforded by such distribution and for the other consideration provided hereunder, the receipt and sufficiency of which is hereby acknowledged, each of the Lenders and the Borrower hereby approves distribution of the Approved Electronic Communications through the Approved Electronic Platform and understands and assumes the risks of such distribution.

        (c)   THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS ARE PROVIDED "AS IS" AND "AS AVAILABLE". NEITHER THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (THE "AGENT

AFFILIATES") WARRANT THE ACCURACY, ADEQUACY OR COMPLETENESS OF THE APPROVED ELECTRONIC COMMUNICATIONS OR THE APPROVED ELECTRONIC PLATFORM AND EACH EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED ELECTRONIC PLATFORM AND THE APPROVED ELECTRONIC COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT AFFILIATES IN CONNECTION WITH THE APPROVED ELECTRONIC PLATFORM OR THE APPROVED ELECTRONIC COMMUNICATIONS.

        (d)   Each of the Lenders and the Borrower agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Approved Electronic Communications on the Approved Electronic Platform in accordance with the Administrative Agent's generally-applicable document retention procedures and policies.

  Section 7.4    The Administrative Agent Individually

        With respect to its Ratable Portion, the Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender. The terms "Lenders", "Requisite Lenders" and any similar terms shall, unless the context clearly otherwise indicates, include, without limitation, the Administrative Agent in its individual capacity as a Lender or as one of the Requisite Lenders. JPMorgan and its respective Affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with, the Borrower as if JPMorgan were not acting as the Administrative Agent.

  Section 7.5    Lender Credit Decision

        Each Lender acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender, conduct its own independent investigation of the financial condition and affairs of the Borrower in connection with the making and continuance of the Loans. Each Lender also acknowledges that it shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents. Except for the documents expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial or other condition or creditworthiness of the Borrower or any Affiliate of the Borrower that may come into the possession of the Administrative Agent or any Affiliate thereof or any employee or agent of any of the foregoing.

  Section 7.6    Indemnification

        Each Lender agrees to indemnify the Administrative Agent and each of its Affiliates, and each of their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower and without limiting their obligation to do so), from and against such Lender's aggregate Ratable Portion of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including reasonable fees, expenses and disbursements of financial and legal advisors) of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against, the Administrative Agent or any of its Affiliates, directors, officers, employees, agents and advisors in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent under this Agreement or the other Loan Documents; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's or such Affiliate's gross negligence or willful misconduct. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including reasonable fees, expenses and disbursements of financial and legal advisors) incurred by the Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

  Section 7.7    Successor Agents

        The Administrative Agent may resign at any time by giving 30 days' prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent's giving of notice of resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent, selected from among the Lenders. In either case, such appointment shall be subject to the prior written approval of the Borrower (which approval may not be unreasonably withheld and shall not be required upon the occurrence and during the continuance of an Event of Default). Upon the acceptance of any appointment as Agent by a successor Agent, such successor Agent shall succeed to, and become vested with, all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. Prior to any retiring Agent's resignation hereunder as Agent, the retiring Agent shall take such action as may be reasonably necessary to assign to the successor Agent its rights as Agent under the Loan Documents. After such resignation, the retiring Agent shall continue to have the benefit of this Article VII as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

ARTICLE VIII

MISCELLANEOUS

  Section 8.1    Amendments, Waivers, Etc.

        (a)   Subject to clause (e) of this Section 8.1 (Amendments, Waivers, Etc.), no amendment or waiver of any provision of this Agreement or any other Loan Document (other than the Fee Letter) nor consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be in writing and (x) in the case of any such waiver or consent, signed by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and (y) in the case of any other amendment, by the Requisite Lenders (or by the Administrative Agent with the consent of the Requisite Lenders) and the Borrower, except that:

            (i)  the consent of each Lender directly affected thereby shall be required with respect to:

            (A)  reductions in the amount or extensions of the scheduled date of maturity of any Loan;

            (B)  reductions in the rate of interest or any fee or extensions of any due date thereof;

            (C)  increases in the amount or extensions of the expiry date of any Lender's commitment;

            (D)  reductions in the principal amount of the Loans whose Lenders must consent to an amendment;

            (E)  reductions in the amount of any premium payable upon the prepayment of the Loans or changes to the time at which the Loans may be prepaid in accordance with Section 2.8 (Optional Prepayments);

            (F)  any amendments that would make any Loan payable in money other than as stated in this Agreement;

            (G)  any amendments that would expressly subordinate the Loans to any other Indebtedness; and

            (H)  any amendment that would impair the right of any Lender to receive payment of principal of or premium, if any, and interest on such Lender's Loans on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Lender's Loans; and

           (ii)  the consent of 100% of the Lenders shall be required to make any changes to Sections 6.5 (Waiver of Past Defaults) or 6.8 (Rights of Lender to Receive Payment) or clause (i) of this Section 8.1(a) or the definition of the terms "Requisite Lenders," or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender adversely affected thereby.

        (b)   Without the consent of or notice to any Lender, the Borrower and Administrative Agent may amend this Agreement to:

            (i)  cure any ambiguity, omission, defect or inconsistency,

           (ii)  provide for the assumption by a successor company of the obligations of the Borrower under this Agreement and the Loans,

          (iii)  to add a guarantee with respect to the Loans or to secure the Loans,

          (iv)  to add assets as collateral or to release collateral from any Lien pursuant to this Agreement when permitted or required by this Agreement,

           (v)  to add to the covenants of the Borrower for the benefit of the Lenders or to surrender any right or power herein conferred upon the Borrower,

          (vi)  to make any change that does not adversely affect the rights of any Lender,

         (vii)  to effect any provision of this Agreement,

        (viii)  to evidence and process for the acceptance and appointment under this Agreement of a successor Administrative Agent, and

          (ix)  to provide for the accession of the Administrative Agent to any instrument in connection with the Loans.

        Each Lender hereunder (x) consents to the amendment of this Agreement in the manner and for the purposes set forth in this Section 8.1(b), (y) agrees that it will be bound by and will take no actions contrary to the provisions of any amendment to this Agreement pursuant to Section 8.1(b) and (z) authorizes and instructs the Administrative Agent to enter into any amendment to this Agreement pursuant to this Section 8.1(b) on behalf of such Lender.

        (c)   The consent of the Lenders is not necessary under this Agreement to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under this Agreement becomes effective, the Borrower shall mail to the respective Lenders a notice briefly describing such amendment. However, the failure to give such notice to all Lenders entitled to receive such notice, or any defect therein, will not impair or affect the validity of the amendment.

        (d)   The Administrative Agent may, but shall have no obligation to, with the written concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

        (e)   If, in connection with any proposed amendment, modification, waiver or termination requiring the consent of all Lenders, the consent of Requisite Lenders is obtained but the consent of any Lender whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 8.1 being referred to as a "Non-Consenting Lender"), then, at the Borrower's request, an Eligible Assignee reasonably acceptable to the Administrative Agent shall have the right to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Administrative Agent's request, sell and assign to the Lender acting as the Administrative Agent or such Eligible Assignee, all of the Loans of such Non-Consenting Lender, in each case, for an amount equal to the principal balance of all such Loans held by the Non-Consenting Lender and all accrued and unpaid interest and fees with respect thereto through the date of sale; provided, however, that such purchase and sale shall be recorded in the Register maintained by the Administrative Agent and not be effective until (x) the Administrative Agent shall have received from such Eligible Assignee an agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower whereby such Eligible Assignee shall agree to be bound by the terms hereof and (y) such Non-Consenting Lender shall have received payments of all Loans held by it and all accrued and unpaid interest and fees with respect thereto through the date of the sale. Each Lender agrees that, if it becomes a Non-Consenting Lender, it shall execute and deliver to the Administrative Agent an Assignment and Acceptance to evidence such sale and purchase and shall deliver to the Administrative Agent any Note (if the assigning Lender's Loans are evidenced by Notes) subject to such Assignment and Acceptance; provided, however, that the failure of any Non-Consenting Lender to execute an Assignment and Acceptance shall not render such sale and purchase (and the corresponding assignment) invalid and such assignment shall be recorded in the Register.

        (f)    The provisions under Section 5.11 (Change of Control) and clause (a) of Section 2.9 (Mandatory Prepayments) relating to the Borrower's obligation to make an offer to prepay the Loans as a result of a Change of Control may be waived or modified with the written consent of the Lenders of a majority in principal amount of the Loans.

        (g)   The provisions under Section 5.18 (Qualified Equity Issuance) and clause (b) of Section 2.9 (Mandatory Prepayments) relating to the Borrower's obligation to make an offer to prepay the Loans as a result of a Qualified Equity Issuance may be waived or modified with the written consent of the lenders of a majority in principal amount of the Loans.

  Section 8.2    Assignments and Participations

        (a)   Each Lender may sell, transfer, negotiate or assign to one or more Eligible Assignees all or a portion of its rights and obligations hereunder (including all of its rights and obligations with respect to the Loans); provided, however, that (i) if any such assignment shall be of the assigning Lender's Loans and Commitments, such assignment shall cover the same percentage of such Lender's Loans and Commitments, (ii) the aggregate amount being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event (if less than the assignor's entire interest) be less than $1,000,000 or an integral multiple of $1,000,000 in excess thereof, except, in either case, (A) with the consent of the Borrower and the Administrative Agent or (B) if such assignment is being made to a Lender or an Affiliate or Approved Fund of a Lender, and (iii) if such Eligible Assignee is not, prior to the date of such assignment, a Lender or an Affiliate or Approved Fund of a Lender, such assignment shall be subject to the prior consent of the Administrative Agent and the Borrower; provided, further, that, notwithstanding any other provision of this Section 8.2, the consent of the Borrower shall not be required for any assignment occurring when any Event of Default under Section 6.1(a), (b), (h), (i) or (j) shall have occurred and be continuing.

        (b)   The parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Acceptance, together with any Note (if the assigning Lender's Loans are evidenced by a Note) subject to such assignment. Upon the execution, delivery, acceptance and recording in the Register of any Assignment and Acceptance and, other than in respect of assignments made pursuant to Section 2.17 (Substitution of Lenders) and Section 8.1(e) (Amendments, Waivers, Etc.), the receipt by the Administrative Agent from the assignee of an assignment fee in the amount of $3,500 from and after the effective date specified in such Assignment and Acceptance, (i) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender, (ii) the Notes (if any) corresponding to the Loans assigned thereby shall be transferred to such assignee by notation in the Register and (iii) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except for those surviving the payment in full of the Obligations) and be released from its obligations under the Loan Documents, other than those relating to events or circumstances occurring prior to such assignment (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

        (c)   The Administrative Agent shall maintain at its address referred to in Section 8.8 (Notices, Etc.) a copy of each Assignment and Acceptance delivered to and accepted by it and shall record in the Register the names and addresses of the Lenders and the principal amount of the Loans owing to each Lender from time to time and the Commitments of each Lender. Any assignment pursuant to this Section 8.2 shall not be effective until such assignment is recorded in the Register.

        (d)   Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record or cause to be recorded the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall, if requested by such assignee, execute and deliver to the Administrative Agent new Notes to the order of such assignee in an amount equal to the Commitments and Loans assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has surrendered any Note for exchange in connection with the assignment and has retained Commitments or Loans hereunder, new Notes to the order of the assigning Lender in an amount equal to the Commitments and Loans retained by it hereunder. Such new Notes shall be dated the same date as the surrendered Notes and be in substantially the form of Exhibit B (Form of Note).

        (e)   In addition to the other assignment rights provided in this Section 8.2, each Lender may do each of the following:

            (i)  grant to a Special Purpose Vehicle the option to make all or any part of any Loan that such Lender would otherwise be required to make hereunder and the exercise of such option by any such Special Purpose Vehicle and the making of Loans pursuant thereto shall satisfy (once and to the extent that such Loans are made) the obligation of such Lender to make such Loans thereunder; provided, however, that (x) nothing herein shall constitute a commitment or an offer to commit by such a Special Purpose Vehicle to make Loans hereunder and no such Special Purpose Vehicle shall be liable for any indemnity or other Obligation (other than the making of Loans for which such Special Purpose Vehicle shall have exercised an option, and then only in accordance with the relevant option agreement) and (y) such Lender's obligations under the Loan Documents shall remain unchanged, such Lender shall remain responsible to the other parties for the performance of its obligations under the terms of this Agreement and shall remain the holder of the Obligations for all purposes hereunder; and

           (ii)  assign, as collateral or otherwise, any of its rights under this Agreement, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Loans), to (A) without notice to or consent of the Administrative Agent or the Borrower, any Federal Reserve Bank (pursuant to Regulation A of the Federal Reserve Board) and (B) without notice to or consent of the Administrative Agent or the Borrower, (1) any holder of, or trustee or other representative for the benefit of, the holders of such Lender's Securities and (2) any Special Purpose Vehicle to which such Lender has granted an option pursuant to clause (i) above;

provided, however, that no such assignment or grant shall release such Lender from any of its obligations hereunder except as expressly provided in clause (i) above and except, in the case of a subsequent foreclosure pursuant to an assignment as collateral, if such foreclosure is made in compliance with the other provisions of this Section 8.2 other than this clause (e) or clause (f) below. Each party hereto acknowledges and agrees that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior debt of any such Special Purpose Vehicle, such party shall not institute against, or join any other Person in instituting against, any Special Purpose Vehicle that has been granted an option pursuant to this clause (e) any bankruptcy, reorganization, insolvency or liquidation proceeding (such agreement shall survive the payment in full of the Obligations). The terms of the designation of, or assignment to, such Special Purpose Vehicle shall not restrict such Lender's ability to, or grant such Special Purpose Vehicle the right to, consent to any amendment or waiver to this Agreement or any other Loan Document or to the departure by the Borrower from any provision of this Agreement or any other Loan Document without the consent of such Special Purpose Vehicle except, as long as the Administrative Agent and the Lenders shall continue to, and shall be entitled to continue to, deal solely and directly with such Lender in connection with such Lender's obligations under this Agreement, to the extent any such consent would reduce the principal amount of, or the rate of interest on, any Obligations, amend this clause (e) or postpone any scheduled date of payment of such principal or interest. Each Special Purpose Vehicle shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of 2.14(d) (Illegality) as if it were such Lender; provided, however, that anything herein to the contrary notwithstanding, no Borrower shall, at any time, be obligated to make any payment under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to any such Special Purpose Vehicle and any such Lender in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest if such Special Purpose Vehicle had not been assigned the rights of such Lender hereunder; and provided, further, that such Special Purpose Vehicle shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

        (f)    Each Lender may sell participations to one or more Persons (except to the Persons designated by the Borrower in writing to the Administrative Agent on or prior to the Closing Date) in or to all or a portion of its rights and obligations under the Loan Documents (including all its rights and obligations with respect to the Loans). The terms of such participation shall not, in any event, require the participant's consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by the Borrower therefrom, or to the exercising or refraining from exercising any powers or rights such Lender may have under or in respect of the Loan Documents (including the right to enforce the obligations of the Borrower), except if any such amendment, waiver or other modification or consent (a) increases the commitments of such participant, (b) reduces the principal, interest or fees payable to such participant, and (c) extends the final maturity of the Loans or commitments in which such participant participates. In the event of the sale of any participation by any Lender, (w) such Lender's obligations under the Loan Documents shall remain unchanged,

(x) such Lender shall remain solely responsible to the other parties for the performance of such obligations, (y) such Lender shall remain the holder of such Obligations for all purposes of this Agreement and (z) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement. Each participant shall be entitled to the benefits of Sections 2.15 (Capital Adequacy) and 2.16 (Taxes) and of 2.14(d) (Illegality) as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to make any payment under Section 2.15 (Capital Adequacy), 2.16 (Taxes) or 2.14(d) (Illegality) to the participants in the rights and obligations of any Lender (together with such Lender) in excess of the amount the Borrower would have been obligated to pay to such Lender in respect of such interest had such participation not been sold; and provided, further, that such participant in the rights and obligations of such Lender shall have no direct right to enforce any of the terms of this Agreement against the Borrower, the Administrative Agent or the other Lenders.

  Section 8.3    Costs and Expenses

        (a)   The Borrower agrees upon demand to pay, or reimburse the Administrative Agent for, all of the Administrative Agent's reasonable out-of-pocket audit, legal, appraisal, valuation, filing, document duplication and reproduction and investigation expenses and for all other reasonable out-of-pocket costs and expenses of every type and nature (including the reasonable fees, expenses and disbursements of the Administrative Agents' counsel, Weil, Gotshal & Manges LLP, local legal counsel, auditors, accountants, appraisers, printers, insurance and environmental advisors, and other consultants and agents) incurred by the Administrative Agent in connection with any of the following: (i) the Administrative Agent's audit and investigation of the Borrower and its Subsidiaries in connection with the preparation, negotiation or execution of any Loan Document or the Administrative Agent's periodic audits of the Borrower or any of its Subsidiaries, as the case may be, (ii) the preparation, negotiation, execution or interpretation of this Agreement (including, without limitation, the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans)), any Loan Document or any proposal letter or commitment letter issued in connection therewith, or the making of the Loans hereunder, (iii) the creation, perfection or protection of the Liens under any Loan Document (including any reasonable fees, disbursements and expenses for local counsel in various jurisdictions), (iv) the ongoing administration of this Agreement and the Loans, including consultation with attorneys in connection therewith and with respect to the Administrative Agent's rights and responsibilities hereunder and under the other Loan Documents, (v) the protection, collection or enforcement of any Obligation or the enforcement of any Loan Document, (vi) the commencement, defense or intervention in any court proceeding relating in any way to the Obligations, the Borrower, any of the Borrower's Subsidiaries, this Agreement or any other Loan Document, (vii) the response to, and preparation for, any subpoena or request for document production with which the Administrative Agent is served or deposition or other proceeding in which the Administrative Agent is called to testify, in each case, relating in any way to the Obligations, the Borrower, any of the Borrower's Subsidiaries, this Agreement or any other Loan Document or (viii) any amendment, consent, waiver, assignment, restatement, or supplement to any Loan Document or the preparation, negotiation and execution of the same.

        (b)   The Borrower further agrees to pay or reimburse the Administrative Agent and each of the Lenders upon demand for all out-of-pocket costs and expenses, including reasonable attorneys' fees (including allocated costs of internal counsel and costs of settlement), incurred by the Administrative Agent or such Lenders in connection with any of the following: (i) in enforcing any Loan Document or Obligation or any security therefor or exercising or enforcing any other right or remedy available by reason of an Event of Default, (ii) in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a "work-out" or in any insolvency or bankruptcy proceeding, (iii) in commencing, defending or intervening in any litigation or in filing a petition, complaint, answer, motion or other pleadings in any legal proceeding relating to the Obligations, the Borrower, any of the Borrower's Subsidiaries and related to or arising out of the transactions contemplated hereby or by any other Loan Document or (iv) in taking any other action in or with respect to any suit or proceeding (bankruptcy or otherwise) described in clause (i), (ii) or (iii) above; provided, however, that the Borrower's obligations under this paragraph (b) to pay or reimburse the Administrative Agent and the Lenders for the expenses of counsel shall be limited to one outside counsel to the Administrative Agent and one outside counsel to the Lenders and, in each case, any reasonably appropriate local counsel in each relevant jurisdiction, and if the interests of any Lender or group of Lenders (other than all of the Lenders) are distinctly or disproportionately affected, one additional outside counsel for such Lender or group of Lenders.

  Section 8.4    Indemnities

        (a)   The Borrower agrees to indemnify and hold harmless the Administrative Agent, Arranger, each Lender and each of their respective Affiliates, and each of the directors, officers, employees, agents, trustees, representatives, attorneys, consultants and advisors of or to any of the foregoing (including those retained in connection with the satisfaction or attempted satisfaction of any condition set forth in Article III (Conditions to Loans) (each such Person being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses, joint or several, of any kind or nature (including fees, disbursements and expenses of financial and legal advisors to any such Indemnitee) that may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not such investigation, litigation or proceeding is brought by any such indemnitee or any of its directors, security holders or creditors or any such Indemnitee, director, security holder or creditor is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of this Agreement, any other Loan Document, any Obligation or any act, event or transaction related or attendant to any thereof, or the use or intended use of the proceeds of the Loans or in connection with any investigation of any potential matter covered hereby (collectively, the "Indemnified Matters"); provided, however, that the Borrower shall not have any liability under this Section 8.4 to an Indemnitee with respect to any Indemnified Matter that has resulted primarily from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. Without limiting the foregoing, "Indemnified Matters" include (i) all Environmental Liabilities and Costs arising from or connected with the past, present or future operations of the Borrower or any of its Subsidiaries involving any damage to real or personal property or natural resources or harm or injury alleged to have resulted from any Release of Contaminants on, upon or into such property or migrating from such property, (ii) any costs or liabilities incurred in connection with any Remedial Action concerning the Borrower or any of its Subsidiaries, (iii) any costs or liabilities incurred in connection with any Environmental Lien on Real Property or any asset owned or leased by the Borrower or any of its Subsidiaries and (iv) any costs or liabilities concerning the Borrower or any of its Subsidiaries, including their operations and owned or leased Real Property, incurred in connection with any other matter under any Environmental Law, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (49 U.S.C. § 9601 et seq.) and applicable state property transfer laws, whether, with respect to any such matter, such Indemnitee is a mortgagee pursuant to any leasehold mortgage, a mortgagee in possession, the successor in interest to the Borrower or any of its Subsidiaries, or the owner, lessee or operator of any property of the Borrower or any of its Subsidiaries by virtue of foreclosure, except, with respect to those matters referred to in clauses (i), (ii), (iii) and (iv) above, to the extent (x) incurred following foreclosure by the Administrative Agent, any Lender, or the Administrative Agent, any Lender having become the successor in interest to the Borrower or any of its Subsidiaries and (y) to the extent attributable solely to acts or omissions of the Administrative Agent, such Lender or any agent on behalf of the Administrative Agent, such Lender or any other Indemnitee.

        (b)   The Borrower shall indemnify the Administrative Agent, Arranger, and each Lender for, and hold the Administrative Agent, Arranger, and each Lender harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Arranger and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of the Borrower or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

        (c)   The Borrower, at the request of any Indemnitee, shall have the obligation to defend against any investigation, litigation or proceeding or requested Remedial Action, in each case contemplated in clause (a) above, and the Borrower, in any event, may participate in the defense thereof with legal counsel of the Borrower's choice. In the event that such Indemnitee requests the Borrower to defend against such investigation, litigation or proceeding or requested Remedial Action, the Borrower shall promptly do so and such Indemnitee shall have the right to have legal counsel of its choice participate in such defense. No action taken by legal counsel chosen by such Indemnitee in defending against any such investigation, litigation or proceeding or requested Remedial Action, shall vitiate or in any way impair the Borrower's obligation and duty hereunder to indemnify and hold harmless such Indemnitee.

        (d)   The Borrower agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including pursuant to this Section 8.4) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under this Agreement or any other Loan Document.

  Section 8.5    Limitation of Liability

        (a)   The Borrower agrees that no Indemnitee shall have any liability (whether in contract, tort or otherwise) to the Borrower or any of its respective Subsidiaries or any of its respective equity holders or creditors for or in connection with the transactions contemplated hereby and in the other Loan Documents, except to the extent such liability is determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from such Indemnitee's gross negligence or willful misconduct. In no event, however, shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). The Borrower hereby waives, releases and agrees (each for itself and on behalf of its Subsidiaries) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor.

        (b)   IN NO EVENT SHALL ANY AGENT AFFILIATE HAVE ANY LIABILITY TO ANY LOAN PARTY, LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT OR CONTRACT OR OTHERWISE) ARISING OUT OF ANY LOAN PARTY OR ANY AGENT AFFILIATE'S TRANSMISSION OF APPROVED ELECTRONIC COMMUNICATIONS THROUGH THE INTERNET OR ANY USE OF THE APPROVED ELECTRONIC PLATFORM, EXCEPT TO THE EXTENT SUCH LIABILITY OF ANY AGENT AFFILIATE IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FORM SUCH AGENT AFFILIATE'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

        (c)   IN NO EVENT SHALL ANY DIRECTOR, OFFICER, EMPLOYEE, MANAGER, INCORPORATOR OR HOLDER OF ANY EQUITY INTERESTS IN THE COMPANY OR ANY DIRECT OR INDIRECT PARENT CORPORATION, AS SUCH, HAVE ANY LIABILITY FOR ANY OBLIGATIONS OF THE BORROWER UNDER THE LOANS, THE LOAN AGREEMENT, OR FOR ANY CLAIM BASED ON, IN RESPECT OF, OR BY REASON OF, SUCH OBLIGATIONS OR THEIR CREATION. EACH LENDER BY MAKING A LOAN WAIVES AND RELEASES ALL SUCH LIABILITY. THE WAIVER AND RELEASE ARE PART OF THE CONSIDERATION FOR ISSUANCE OF THE LOANS.

  Section 8.6    Right of Set-off

        Upon the occurrence and during the continuance of any Event of Default each Lender and each Affiliate of a Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Lender or its Affiliates to or for the credit or the account of the Borrower against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and even though such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender or its Affiliates; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. Each Lender agrees that it shall not, without the express consent of the Requisite Lenders (and that, it shall, to the extent lawfully entitled to do so, upon the request of the Requisite Lenders) exercise its set-off rights under this Section 8.6 against any deposit accounts of the Borrower and its Subsidiaries maintained with such Lender or any Affiliate thereof. The rights of each Lender under this Section 8.6 are in addition to the other rights and remedies (including other rights of set-off) that such Lender may have.

  Section 8.7    Sharing of Payments, Etc.

        (a)   If any Lender (directly or through an Affiliate thereof) obtains any payment (whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 8.6 (Right of Set-off)) or otherwise) of the Loans owing to it, any interest thereon, fees in respect thereof or amounts due pursuant to Section 8.3 (Costs and Expenses) or 8.4 (Indemnities) (other than payments pursuant to Section 2.14 (Special Provisions Governing Eurodollar Rate Loans), 2.15 (Capital Adequacy) or 2.16 (Taxes) (in each case, whether voluntary, involuntary, through the exercise of any right of set-off (including pursuant to Section 8.6 (Right of Set-off)) or otherwise) in excess of its Ratable Portion of all payments of such Obligations obtained by all the

Lenders, such Lender (a "Purchasing Lender") shall forthwith purchase from the other Lenders (each, a "Selling Lender") such participations in their Loans or other Obligations as shall be necessary to cause such Purchasing Lender to share the excess payment ratably with each of them.

        (b)   If all or any portion of any payment received by a Purchasing Lender is thereafter recovered from such Purchasing Lender, such purchase from each Selling Lender shall be rescinded and such Selling Lender shall repay to the Purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Selling Lender's ratable share (according to the proportion of (i) the amount of such Selling Lender's required repayment in relation to (ii) the total amount so recovered from the Purchasing Lender) of any interest or other amount paid or payable by the Purchasing Lender in respect of the total amount so recovered.

        (c)   The Borrower agrees that any Purchasing Lender so purchasing a participation from a Selling Lender pursuant to this Section 8.7 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participation.

  Section 8.8    Notices, Etc.

        (a)    Addresses for Notices.    All notices, demands, requests, consents and other communications provided for in this Agreement shall be given in writing (including by telecopy), and addressed to the party to be notified as follows:

            (i)  if to the Borrower:

      AMC Entertainment Holdings, Inc.
      920 Main Street
      Kansas City, MO 64105
      Attention: General Counsel
      Telecopy no: (816) 480-4700

      with a copy to:

      O'Melveny & Myers LLP
      7 Times Square
      New York, NY 10036
      Attention: Monica Thurmond, Esq.
      Telecopy no: (212) 326-2061

           (ii)  if to any Lender, at its Lending Office specified opposite its name on Schedule II (Lending Offices and Addresses for Notices) or on the signature page of any applicable Assignment and Acceptance; and

          (iii)  if to the Administrative Agent:

      JPMorgan Chase Bank, N.A.
      Loan and Agency Services Group
      1111 Fannin Street
      10th Floor
      Houston, Texas 77002
      Attention: Belinda Lara
      Telecopy: (713) 750-2932

      with a copy to:

      JPMorgan Chase Bank, N.A.
      Loan and Agency Services Group
      270 Park Avenue
      4th Floor
      New York, New York 10017
      Attention: John Kowalczuk
      Telecopy: (212) 270-5127

      and with a further copy to:

      WEIL, GOTSHAL & MANGES LLP
      767 Fifth Avenue
      New York, New York 10153-0119
      Attention: Matthew D. Bloch, Esq.
      Telecopy no: (212) 310-8007

or at such other address as shall be notified in writing (x) in the case of the Borrower and the Administrative Agent, to the other parties and (y) in the case of all other parties, to the Borrower and the Administrative Agent.

        (b)    Effectiveness of Notices.    All notices, demands, requests, consents and other communications described in clause (a) above shall be effective (i) if delivered by hand, including any overnight courier service, upon personal delivery, (ii) if delivered by mail, when deposited in the mails, and (iii) if delivered by telecopy, when received; provided, however, that notices and communications to the Administrative Agent shall not be effective until received by the Administrative Agent.

        (c)    Use of Electronic Communications.    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Articles II or III unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

  Section 8.9    No Waiver; Remedies

        No failure on the part of any Lender or Agent to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

  Section 8.10    Binding Effect

        This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure solely to the benefit of the Borrower, the Administrative Agent and each Lender and, in each case, their respective successors and assigns; provided, however, that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

  Section 8.11    Governing Law

        This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

  Section 8.12    Submission to Jurisdiction; Service of Process

        (a)   Any legal action or proceeding with respect to this Agreement or any other Loan Document may be brought in the courts of the State of New York located in the City of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, each party hereto hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens, that any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

        (b)   The Borrower hereby irrevocably consents to the service of any and all legal process, summons, notices and documents in any suit, action or proceeding brought in the United States of America arising out of or in connection with this Agreement or any other Loan Document by the mailing (by registered or certified mail, postage prepaid) or delivering of a copy of such process to the Borrower at its address specified in Section 8.8

(Notices, Etc.). The Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        (c)   Nothing contained in this Section 8.12 shall affect the right of the Administrative Agent or any Lender to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

  Section 8.13    Waiver of Jury Trial

        EACH OF THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT.

  Section 8.14    Marshaling; Payments Set Aside

        None of the Administrative Agent or Lenders shall be under any obligation to marshal any assets in favor of the Borrower or any other party or against or in payment of any or all of the Obligations. To the extent that the Administrative Agent, the Lenders or any such Person exercises their rights of setoff, and such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all right and remedies therefor, shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

  Section 8.15    Section Titles

        The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto, except when used to reference a section. Any reference to the number of a clause, sub-clause or subsection hereof immediately followed by a reference in parenthesis to the title of the Section containing such clause, sub-clause or subsection is a reference to such clause, sub-clause or subsection and not to the entire Section; provided, however, that, in case of direct conflict between the reference to the title and the reference to the number of such Section, the reference to the title shall govern absent manifest error. If any reference to the number of a Section (but not to any clause, sub-clause or subsection thereof) is followed immediately by a reference in parenthesis to the title of a Section, the title reference shall govern in case of direct conflict absent manifest error.

  Section 8.16 Execution in Counterparts

        This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed signature page of this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all parties shall be lodged with the Borrower and the Administrative Agent.

  Section 8.17    Entire Agreement

        This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, embodies the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof. In the event of any conflict between the terms of this Agreement and any other Loan Document, the terms of this Agreement shall govern.

  Section 8.18    Confidentiality

        Each Lender and the Administrative Agent agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential in accordance with such Lender's or the Administrative Agent's, as the case may be, customary practices and agrees that it shall only use such information in connection with the transactions contemplated by this Agreement and not disclose any such information other than (a) to such Lender's or the Administrative Agent's, as the case may be, employees, representatives and agents that are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and are advised of the confidential nature of such information, (b) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, as the case may be, on a non-confidential basis from a source other than the Borrower, (c) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors or (d) to current or prospective assignees, participants and Special Purpose Vehicle grantees of any option described in Section 8.2(f) (Assignments and Participations) , and to their respective legal or financial advisors, in each case and to the extent such assignees, participants or grantees agree to be bound by, and to cause their advisors to comply with, the provisions of this Section 8.18. Notwithstanding any other provision in this Agreement, the Administrative Agent hereby agrees that the Borrower (and each of their respective officers, directors, employees, accountants, attorneys and other advisors) may disclose to any and all persons, without limitation of any kind, the U.S. tax treatment and U.S. tax structure of the Facility and the transactions contemplated hereby and all materials of any kind (including opinions and other tax analyses) that are provided to it relating to such U.S. tax treatment and U.S. tax structure.

  Section 8.19    Patriot Act Notice.

        Each Lender subject to the Patriot Act hereby notifies the Borrower that, pursuant to Section 326 of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, including the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

AMC ENTERTAINMENT HOLDINGS, INC., as Borrower
By:	/s/ CRAIG R. RAMSEY
Name: Craig R. Ramsey
Title: Executive Vice President & Chief Financial Officer

[SIGNATURE PAGE TO AMC ENTERTAINMENT HOLDINGS, INC. CREDIT AGREEMENT]

JPMORGAN CHASE BANK, N.A., as Administrative Agent
By:	/s/ JOHN KOWALOZUK
Name: John Kowalozuk
Title: Vice President

[SIGNATURE PAGE TO AMC ENTERTAINMENT HOLDINGS, INC. CREDIT AGREEMENT]

CHASE LINCOLN FIRST COMMERCIAL CORPORATION, as Lender
By:	/s/ MARIAN N. SCHULMAN
Name: Marian N. Schulman
Title: Vice President

[SIGNATURE PAGE TO AMC ENTERTAINMENT HOLDINGS, INC. CREDIT AGREEMENT]

QuickLinks

TABLE OF CONTENTS
ARTICLE I DEFINITIONS, INTERPRETATION AND ACCOUNTING TERMS
ARTICLE II THE FACILITY
ARTICLE III CONDITIONS TO LOANS
ARTICLE IV REPRESENTATIONS AND WARRANTIES
ARTICLE V COVENANTS
ARTICLE VI EVENTS OF DEFAULT
ARTICLE VII THE ADMINISTRATIVE AGENT
ARTICLE VIII MISCELLANEOUS